Exhibit (a)(1)(A)
Offer to Purchase for Cash
Up to 1,108,000 Outstanding Shares of Common Stock
(including Associated Preferred Stock Purchase Rights)
of
Rubicon Technology, Inc.
at
$20.00 Net Per Share
by
Janel Corporation
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT NEW YORK CITY TIME, ON AUGUST 12, 2022, UNLESS THE OFFER IS EXTENDED.
The Offer (as defined below) is being made pursuant to the Stock Purchase and Sale Agreement, dated as of July 1, 2022 (as it may be amended, supplemented or modified from time to time, the “Purchase Agreement”), by and between Janel Corporation, a Nevada corporation (“Purchaser,” “we,” “us,” or “our”), and Rubicon Technology, Inc., a Delaware corporation (“Rubicon”). Purchaser is offering to purchase up to 1,108,000 shares of common stock, par value $0.001 per share (the “Shares”), of Rubicon, together with the associated preferred stock purchase rights issued in connection with and subject to the Section 382 Rights Agreement dated as of December 18, 2017, as amended, between Rubicon and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agreement”), at a price of $20.00 per share, net to the holder thereof in cash (the “Offer Price”), without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase, dated July 13, 2022 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal,” which together with the Offer to Purchase and any amendments, supplements or modifications thereto, collectively constitute the “Offer”). Under no circumstances will interest be paid on the Offer Price for any Shares, regardless of any extension of the Offer or any delay in making payment for such Shares.
Only Shares validly tendered and not properly withdrawn will be purchased pursuant to the Offer. Due to the proration provisions described in this Offer to Purchase, all of the Shares tendered may not be purchased if more than the number of Shares sought in the Offer is properly tendered. Shares not purchased in the Offer will be returned at Purchaser’s expense promptly following the expiration of the Offer. See Section 2 - “Acceptance for Payment; Proration; Payment.”
On June 27, 2022, the board of directors of Rubicon (the “Rubicon Board”) unanimously (1) determined that the Offer and the Purchase Agreement (including the transactions contemplated by the Purchase Agreement) are fair to, and in the best interests of Rubicon and its stockholders; (2) approved the Purchase Agreement and the transactions contemplated by the Purchase Agreement, including the Offer; and (3) recommended that Rubicon’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer. The factors considered by the Rubicon Board in arriving at its decision to approve the Offer and the Purchase Agreement and to recommend that stockholders of Rubicon accept the Offer and tender their Shares in the Offer are described in Rubicon’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the Securities and Exchange Commission and will be mailed to stockholders of Rubicon.
The Offer is not subject to any financing condition. The Offer is conditioned upon there being validly tendered and not withdrawn in accordance with the terms of the Offer, 856,329 Shares (collectively, the “Minimum Condition”). The Offer is also subject to certain other conditions set forth in the Purchase Agreement and described in this Offer, including, among other conditions, (i) the absence of a Company Material Adverse Effect (as defined in the Purchase Agreement and described in this Offer); (ii) to the knowledge of Rubicon, that the purchase of the Shares pursuant to the Offer does not result in any impairment or reduction of Rubicon’s net operating losses under Section 382 of the Internal Revenue Code of 1986, as amended, (iii) the Rubicon Board has approved a return of capital to Rubicon’s shareholders (including Janel) in the amount of $11.00 per share of Rubicon’s common stock in the form of a distribution payment (the “Distribution”) to be effective immediately following the closing of the Offer; and (iv) the satisfaction or waiver of the other conditions set forth in the Purchase Agreement and described in this Offer. See Section 15 - “Conditions of the Offer.”

A summary of the principal terms of this Offer appears on pages 1 through 8. You should read this entire Offer to Purchase and Letter of Transmittal carefully before deciding whether to tender your Shares in the Offer.
Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Stockholders also may contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.
The Information Agent for the Offer is:
Alliance Advisors, LLC 200 Broadacres Drive Bloomfield, New Jersey 07003 Shareholders, Banks and Brokers Call Toll-Free: (877) 587-2031 rbcn@allianceadvisors.com
Dated July 13, 2022

i

IMPORTANT
Any Rubicon stockholder desiring to tender Shares in the Offer should:
1.	For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:
•
contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender the Shares to the Purchaser before the expiration of the Offer.

2.	For Shares that are registered in the stockholder’s name and held in book-entry form:
•
complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message. See Section 3 - “Procedures for Tendering Shares Book-Entry Transfer;”

•	if using the Letter of Transmittal, have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;
•
deliver an Agent’s Message or the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, and any other required documents to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, at its address on the back of this Offer to Purchase before the expiration of the Offer; and

•	transfer the Shares through book-entry transfer into the account of the Depositary before the expiration of the Offer.
3.	For Shares that are registered in the stockholder’s name and held as physical certificates:
•	complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal;
•	have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and
•
deliver the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, the certificates for such Shares and any other required documents to the Depositary at its address on the back of this Offer before the expiration of the Offer.

Any Rubicon stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3 - “Procedures for Tendering Shares - Guaranteed Delivery.”
Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Stockholders also may contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.
THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.
This Offer to Purchase has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in the Offer to Purchase or Letter of Transmittal. Any representation to the contrary is unlawful.
ii

SUMMARY TERM SHEET
Securities Sought:
Up to 1,108,000 outstanding shares of common stock, par value $0.001 (the “Company Common Stock”), of Rubicon Technology, Inc. (“Rubicon”), together with the associated preferred stock purchase rights issued in connection with and subject to the Rights Agreement.

Price Offered Per Share:	$20.00 net to you in cash, without interest and less any applicable withholding tax (such price, or any different price per Share, as may be paid in the Offer).

Scheduled Expiration of Offer:	August 12, 2022, at 12:00 Midnight, New York City time, unless extended.

Purchaser:	Janel Corporation (“Purchaser”).

Purchase Agreement:	The Offer is being made pursuant to a Stock Purchase and Sale Agreement, dated as of July 1, 2022, by and between Purchaser and Rubicon.

Rubicon Board Recommendation:
The Rubicon Board has, upon the terms and subject to the conditions set forth in the Purchase Agreement, unanimously (i) determined that the transactions contemplated by the Purchase Agreement, including the Offer, are fair to and in the best interests of Rubicon and its stockholders, (ii) approved and declared the Purchase Agreement and the transactions contemplated thereby, including the Offer and the Distribution, advisable and (iii) recommended to Rubicon’s stockholders that they accept the Offer and tender their Shares in the Offer.

The following are some of the questions you, as a stockholder of Rubicon, may have, and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal and is qualified in its entirety by the more detailed descriptions and explanations contained in Offer. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to Alliance Advisors, LLC, the information agent for the Offer (the “Information Agent”) at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. In this Offer to Purchase, unless the context otherwise requires, the terms “we”, “our” and “us” refer to Purchaser.
Who is offering to buy my Shares?
Our name is Janel Corporation. We are a Nevada corporation and are committed to acquiring, strengthening and growing profitable businesses. We currently operate in three business segments: Logistics, Life Sciences and Manufacturing, but may add other segments in the future depending upon acquisition opportunities to further redeploy our capital. Logistics is a full-service provider of cargo transportation logistics management services. Life Sciences manufactures and distributes high-quality monoclonal and polyclonal antibodies, diagnostic reagents and other immunoreagents for biomedical research and provides antibody manufacturing for academic and industry research scientists. Manufacturing manufactures and distributes mixing equipment and apparatus for specific applications within various industries. More information is available at Janel’s website: www.janelcorp.com. See “Introduction” and Section 9 - “Certain Information Concerning Purchaser and Certain Related Parties.”
What securities are you offering to purchase?
We are offering to purchase up to 1,108,000 Shares, which represents approximately 45.0% of the issued and outstanding shares of Company Common Stock as of June 30, 2022, on a fully diluted basis, on the terms and subject to the conditions set forth in this Offer to Purchase and Letter of Transmittal. See “Introduction” and Section 1 - “Terms of the Offer.”

What happens if the Offer is oversubscribed?
If more than 1,108,000 Shares are validly tendered and not properly withdrawn prior to the expiration of the Offer, the Shares will be subject to proration. We will purchase Shares on a pro rata basis, with fractional Shares rounded to the nearest whole Share, such that the aggregate number of Shares that we purchase is equal to 1,108,000 Shares.
Because of the proration provisions described above, we may not purchase all of the Shares that you tender. See Section 2 - “Acceptance for Payment; Proration; Payment.”
How much are you offering to pay for my Shares and what is the form of payment?
We are offering to pay you $20.00 per Share, net to you in cash, without interest and less applicable withholding taxes, for each Share tendered and accepted for payment in the Offer.
Has Rubicon’s Board approved the Offer?
Yes. The Offer is being made pursuant to the Purchase Agreement. The Rubicon Board unanimously:
•	determined that the Offer and the Purchase Agreement (including the transactions contemplated by the Purchase Agreement) are fair to, and in the best interests of, Rubicon and its stockholders;
•	approved the Purchase Agreement and the transactions contemplated by the Purchase Agreement, including the Offer and the Distribution; and
•	recommended that Rubicon’s stockholders accept the Offer and tender their Shares pursuant to the Offer.
See Section 11 - “Background of the Offer; Contacts with Rubicon.”
What is the market value of my Shares as of a recent date?
On July 1, 2022, the last trading day before we announced the execution of the Purchase Agreement, the closing price of Rubicon’s common stock reported on The NASDAQ Capital Market (“NASDAQ”) was $9.10 per Share. On July 12, 2022, the last full day before commencement of the Offer, the closing price of Rubicon’s common stock reported on NASDAQ was $15.65 per Share. We advise you to obtain a recent quotation for Rubicon’s common stock in deciding whether to tender your Shares. See Section 6 - “Price Range of the Shares; Dividends.”
Will I have to pay any fees or commissions?
If you are the record holder of your Shares (i.e., a stock certificate has been issued to you and registered in your name) and you directly tender your Shares in the Offer to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, you will not have to pay brokerage fees or commissions. If you own Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction” and Section 1 - “Terms of the Offer.”
Do you have the financial resources to make payment?
Yes. We estimate that we will need approximately $22 million to purchase the Shares subject to the Offer and to pay related fees and expenses. As of March 31, 2022, we had cash and cash equivalents in the amount of approximately $3.4 million, and will have sufficient cash on hand at the expiration of the Offer to pay the Offer Price for all Shares validly tendered, accepted for payment and not properly withdrawn in the Offer. The Offer is not conditioned upon any financing arrangements. See Section 10 - “Source and Amount of Funds.”
Is your financial condition relevant to my decision to tender in the Offer?
No. We do not believe that our financial condition is relevant to your decision of whether to tender Shares in the Offer because:
•	the form of payment in the Offer consists solely of cash;

•	the Offer is not conditioned upon any financing arrangements;
•	we will have sufficient financial resources available to purchase all the Shares subject to the Offer; and
•	we are a public reporting company under Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that files reports electronically on EDGAR.
See Section 10 - “Source and Amount of Funds.”
How long do I have to decide whether to tender in the Offer?
You have until the expiration date of the Offer to tender your Shares. The Offer currently is scheduled to expire at 12:00 Midnight, New York City time, on August 12, 2022 (the “Expiration Date”). The Offer may be extended pursuant to, and in accordance with, the terms of the Purchase Agreement or as may be required by applicable law. See Section 1 - “Terms of the Offer.”
Following the expiration of the Offer, we will not conduct any subsequent offering periods, and Rubicon stockholders will not have the opportunity to tender additional Shares.
Can the Offer be extended and under what circumstances?
Our ability to extend the Offer is subject to the terms of the Purchase Agreement and applicable law. Pursuant to the Purchase agreement, we may extend the Offer on or prior to the Expiration Date (or any extension thereof), for any period required by any rule, regulation or other requirement of the SEC (or its staff) that is applicable to the Offer or any rule or regulation of NASDAQ that is applicable to the Offer. Pursuant to the Purchase Agreement, we are required to extend the Offer for one (1) or more successive extension periods of up to ten (10) business days each, if certain of the conditions to the Offer are not satisfied or waived as of any then scheduled expiration of the Offer. See Section 1 - “Terms of the Offer” and Section 15 - “Conditions of the Offer” for additional information.
Notwithstanding the foregoing, we are not required to extend the Offer beyond September 15, 2022; and the ability to extend the Offer does not restrict in any manner our right to terminate the Purchase Agreement in accordance with its terms.
How will I be notified if the Offer is extended?
If we decide to extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, the depositary for the Offer, of that fact and will make a public announcement of the extension, no later than 9:00 A.M., New York City time, on the next business day after the date the Offer was scheduled to expire. Any extension will extend the time that you will have to tender your Shares. See Section 1 - “Terms of the Offer.”
What is the Minimum Condition?
We are not obligated to purchase any Shares in the Offer unless there has been validly tendered in the Offer and not properly withdrawn before the expiration of the Offer at least 856,329 Shares, which represent at least approximately 35.0% of the Shares issued and outstanding as of June 30, 2022 (collectively, the “Minimum Condition”).
What are the most significant conditions to the Offer other than the Minimum Condition?
In addition to the Minimum Condition, we are not obligated to purchase any Shares that are validly tendered in the Offer unless, among other things:
•
the consummation of the Offer will not result in, or would not be reasonably be likely to result in, a reduction or impairment of the net operating losses of Rubicon under the provisions of Section 382 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”);

•	Rubicon has no indebtedness for borrowed money, other than a mortgage on owned real property (excluding liabilities reflected on Rubicon’s balance sheet as of March 31, 2022);

•
Rubicon has cash, cash equivalents and marketable securities in the amount necessary to pay a cash distribution to all stockholders of Rubicon in the aggregate amount of $11.00 per share, prior to accounting for certain costs and expenses related to consummation the Offer;

•	there is no law, regulation, injunction, judgment or order by a governmental entity or court in effect that would make the Offer illegal or otherwise prohibit the consummation of the Offer;
•
the representations and warranties of Rubicon in the Purchase Agreement are true and correct except as would not have a material adverse effect on Rubicon, or in some cases in all material respects, as of the date of the Purchase Agreement and the Expiration Date;

•
Rubicon has performed in all material respects any obligation and complied in all material respects with any agreement or covenant of Rubicon to be performed or complied with by it under the Purchase Agreement prior to the Expiration Date;

•
the Rubicon Board has approved the Distribution to Rubicon’s shareholders (including Janel) in the amount of $11.00 per share of Rubicon’s common stock in the form of a distribution payment to be effective immediately following the closing of the Offer;

•
no change, event, effect, occurrence or development, individually or in the aggregate, has occurred since the dates of the Purchase Agreement that has had or would reasonably be expected to have a material adverse effect on Rubicon and its subsidiaries taken as a whole (subject to certain exceptions as set forth in the Purchase Agreement and described in this Offer to Purchase); and

•	the Purchase Agreement has not been terminated in accordance with its terms.
The Offer is also subject to certain other conditions. See Section 15 - “Conditions of the Offer.”
How do I tender my Shares?
If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender your Shares to us on your behalf before the expiration of the Offer.
If your Shares are registered in your name and held in book-entry form (i.e., no stock certificates have been issued to you):
•
complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message (as defined in Section 3 - “Procedures for Tendering Shares- Book-Entry Transfer”);

•	if using the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;
•
deliver an Agent’s Message or the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, and any other required documents to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, at its address on the back of this Offer to Purchase before the expiration of the Offer; and

•	transfer the Shares through book-entry transfer into the account of the Depositary before the expiration of the Offer. If your Shares are registered in your name and held as physical certificates:
•	complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal;
•	have your signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and
•
deliver the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, the certificates for such Shares and any other required documents to the Depositary at its address on the back of this Offer to Purchase before the expiration of the Offer.

If you are a record holder, but your stock certificate is not available or you cannot deliver your stock certificate or other documents required by the Letter of Transmittal to the Depositary before the Offer expires, you may be able to obtain three additional trading days of The NASDAQ Capital Market to tender your Shares using the enclosed Notice of Guaranteed Delivery. However, the Depository must receive all necessary documentation within that three-day period or your Shares will not be validly tendered. Please call the Information Agent, Alliance Advisors, LLC, at (877) 587-2031 for assistance.
See Section 3 - “Procedures for Tendering Shares” for more details.
May I withdraw Shares that I previously tendered in the Offer? Until what time can I withdraw tendered shares?
You can withdraw tendered Shares at any time until the Offer has expired. Unless and until we accept tendered Shares for payment, such Shares may also be withdrawn at any time after September 16, 2022 (which is at least 60 days after the date of commencement of the Offer) pursuant to Section 14(d)(5) of Exchange Act. See Section 4 - “Withdrawal Rights.”
How do I withdraw tendered Shares?
To withdraw tendered Shares, you must deliver a written notice of withdrawal with the required information to American Stock Transfer & Trust Company, LLC, at one of its addresses set forth on the back cover of this Offer to Purchase while you have the right to withdraw the Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4 - “Withdrawal Rights.”
Can holders of vested stock options participate in the Offer?
The Offer is only for Shares and not for any stock options to acquire Shares. If you hold vested but unexercised stock options and you wish to participate in the Offer, you must exercise your stock options in accordance with the terms of the applicable Rubicon stock option plan and tender the Shares received upon the exercise in accordance with the terms of the Offer. See Section 12 - “Transaction Documents - The Purchase Agreement - Treatment of Stock Options and Restricted Stock Units.”
Unexercised stock options may not be tendered in the Offer.
What if I have Restricted Stock Units?
Restricted stock units may not be tendered in the Offer but Shares issued upon the vesting of any restricted stock units may be tendered in the Offer. See Section 12 - “Transaction Documents - The Purchase Agreement - Treatment of Stock Options and Restricted Stock Units.”
When and how will I be paid for my tendered Shares?
Subject to the terms and conditions of the Offer, we will pay for up to 1,108,000 Shares that are validly tendered and not properly withdrawn, promptly after the date of expiration of the Offer and acceptance of the Shares for payment, subject to the satisfaction or waiver of the conditions to the Offer described in Section 15 - “Conditions of the Offer.” See also Section 2 - “Acceptance for Payment; Proration; Payment.” We will announce the final proration factor and commence payment for the Shares purchased pursuant to the Offer promptly after the expiration of the Offer.
We will pay for your validly tendered and not properly withdrawn Shares that we accept for payment by depositing the purchase price with American Stock Transfer & Trust Company, LLC, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares that are accepted for payment will be made only after timely receipt by American Stock Transfer & Trust Company, LLC, of certificates for such Shares (or of a confirmation of a book-entry transfer of such shares as described in Section 3 - “Procedures for Tendering Shares- Book-Entry Transfer”), a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See Section 2 - “Acceptance for Payment; Proration; Payment.”
What is the purpose of the Offer?
The purpose of the Offer is for us to acquire a significant ownership interest in Rubicon, together with representation on Rubicon’s Board, in an attempt to (i) restructure the Rubicon business to achieve profitability and (ii) assist Rubicon in utilizing its NOL carry-forward assets. We may also encourage Rubicon to look at other business opportunities to enhance stockholder value without adversely affecting Rubicon’s net operating losses under Section 382 of the Code.
Upon the completion of the Offer, we will designate individuals to replace two of the four members of the Rubicon Board, as described above. In addition, Mr. Brog, the current Chief Executive Officer and a member of the Rubicon Board will remain as Chief Executive Officer and will remain on the Rubicon Board. See Section 12 - “Transaction Documents - The Purchase Agreement - Post-Offer Rubicon Board.”
Except as described above or elsewhere in this Offer to Purchase, we have no present plans or proposals that would relate to or result in any change in the Rubicon Board or management or any other material change in Rubicon’s corporate structure or business. Because of the limitations imposed by Section 382 of the Code, we would also be prohibited from acquiring any further significant stake in Rubicon for three years after the consummation of the Offer.
See Section 13 - “Purpose of the Offer; Plans for Rubicon.”
If the Offer is completed and Shares are accepted for payment, do you expect Rubicon to continue to be traded as a public company?
After completion of the Offer, we anticipate that Rubicon may delist from NASDAQ and cease to be a reporting company under the Exchange Act to reduce Rubicon’s ongoing expenses with being a SEC reporting company. Rubicon currently has fewer than 300 stockholders of record, or “record holders,” which enables Rubicon to take action to delist from NASDAQ and suspend the registration of its Common Stock under the Exchange Act, regardless of the Offer. Should Rubicon delist from NASDAQ and suspend registration of Rubicon’s Common Stock under the Exchange Act, Rubicon will no longer be required file annual, quarterly and other reports with the SEC and its executive officer, directors and 10% stockholders will no longer be required to file reports relating to their transactions in Rubicon’s Common Stock. In addition, any trading in Common Stock, including the Shares, will continue, if at all, in privately negotiated sales or in the over-the-counter (OTC Pink) market. However, trading opportunities in the OTC market will be dependent upon whether any broker-dealers continue to make a market for the Company Common Stock, and Rubicon cannot guarantee or anticipate whether the Company Common Stock will continue to be quoted in the OTC market. See Section 7 - “Possible Effects of the Offer on the Market for the Shares; Stock Listing; Registration under the Exchange Act; Margin Regulations.”
Are there any other agreements between Purchaser and Rubicon?
Yes. Pursuant to the Purchase Agreement, among other things, upon consummation of the Offer; (i) we will initially have the right to designate two out of four members of the Rubicon Board; and (ii) Rubicon’s Board may consider causing Rubicon to delist from NASDAQ and cease to be a reporting company under the Exchange Act. See Section 12 - “Transaction Documents - The Purchase Agreement - The Offer.”
In addition, Rubicon and Purchaser have entered into certain Tender and Voting Agreements (the “Tender and Voting Agreements”) with each of Bandera Master Fund, L.P., LLC, Sententia Capital Management LLC, Aldebaran Capital, LLC and Poplar Point Capital Management, LLC (collectively, the “Principal Stockholders”). Pursuant to the Tender and Voting Agreements, each Principal Stockholder has agreed, among other things, (i) to tender its Shares in the Offer; (ii) to vote (or caused to be voted) its Shares against any action or transaction that is intended or reasonably expected to impede, interfere with, delay, discourage or adversely affect any other transaction contemplated by the Purchase Agreement or Tender and Voting Agreements; and (iii) to restrictions on the transfer of any Shares held by such Principal Stockholder after completion of the Offer which, if the Principal Stockholder owns 5% or more of the Shares upon consummation of the Offer, will prohibit any sale, transfer, tender, pledge, encumbrance, assignment or other disposition of such Shares by such Principal Stockholder for a period of three years after the date of the Tender and Voting Agreements. To facilitate performance of the Tender and Voting Agreements, the Principal Stockholders have granted us a proxy to vote each Principal Stockholder’s Shares, on its behalf, with respect to the above matters only.
If I decide not to tender, how will the Offer affect my Shares?
Rubicon stockholders who do not tender their Shares pursuant to the Offer will continue to be owners of Rubicon. As a result, such stockholders will continue to participate in the future performance of Rubicon and to bear the attendant risks associated with owning Shares, including risks resulting from our purchase of the Shares pursuant to the Offer. However, we anticipate that, following completion of the Offer, Rubicon may delist from NASDAQ and suspend the registration of the Common Stock under the Exchange Act. If this occurs, any trading in the Company’s Common Stock, including the Shares, will continue, if at all, in privately negotiated sales or in the over-the-counter (OTC Pink) market. However, trading opportunities in the OTC market will be dependent upon whether any broker-dealers continue to make a market for Rubicon’s Common Stock, and Rubicon cannot guarantee or anticipate whether the Company Common Stock will continue to be quoted in the OTC market. We can give no assurance, however, as to a ready market for or the price at which a Rubicon stockholder may be able to sell his, her or its Shares in the future. See Section 7 - “Possible Effects of the Offer on the Market for the Shares; Stock Listing; Registration under the Exchange Act; Margin Regulations.”
What are the “associated preferred stock rights?”
Pursuant to the Rights Agreement, the Rubicon Board declared a dividend of one right to purchase one one-thousandth of a share of Rubicon’s preferred stock for each Share then outstanding. These rights are not represented by separate certificates. Instead, they are evidenced by certificates of the Shares and they automatically trade with the associated Shares. Unless the context otherwise requires, all references to the Shares shall include the associated preferred stock purchase rights. Unless the preferred stock purchase rights are redeemed prior to the expiration of the Offer, a tender of the Shares will constitute a tender of the associated preferred stock purchases rights.
As part of the transactions contemplated by the Purchase Agreement, the Rubicon Board has approved an amendment to the Rights Agreement to render the terms of the Rights Agreement inapplicable to the Offer, the Tender Agreements, the Purchase Agreement, and the transactions contemplated thereby. In addition, the Rubicon Board has determined that, among other things, neither the Purchaser nor its affiliates and associates will be or become, or be deemed to be or become, an “Acquiring Person” or a “Beneficial Owner” of Company Common Stock as a result of the execution, delivery or performance of the Purchase Agreement or the consummation of the Offer or the other Transactions. As a result, neither the execution of the Purchase Agreement nor the consummation of the Offer or the other transactions contemplated by the Purchase Agreement will trigger the separation or exercise of the stockholder rights or any adverse event or notice requirement under the Rights Agreement.
Are appraisal rights available in the Offer?
No. Appraisal rights are not available to holders of Shares in connection with the Offer.
What are the federal income tax consequences of participating in the Offer?
A U.S. Holder (as defined in Section 5 - “Certain Material United States Federal Income Tax Consequences”) that disposes of Shares pursuant to the Offer generally will recognize gain or loss equal to the difference between the amount of cash that the U.S. Holder is entitled to receive pursuant to the Offer and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer. A Non-U.S. Holder (as defined in Section 5 - “Certain Material United States Federal Income Tax Consequences”) generally will not be subject to U.S. federal income tax on gain realized on the disposition of Shares pursuant to the Offer provided, that (i) the gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the U.S. and (ii) in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is not present in the U.S. for 183 days or more in the taxable year of the disposition.
Rubicon stockholders should read carefully the section entitled “Certain Material United States Federal Income Tax Consequences” and should consult their own tax advisors regarding the tax considerations applicable to them in their particular circumstances. See Section 5 - “Certain Material United States Federal Income Tax Consequences.”
Who can I talk to if I have questions about the Offer?
For further information, you can contact Alliance Advisors, LLC, the information agent for the Offer, at (877) 587-2031 or rbcn@allianceadvisors.com (email). See the back cover of this Offer to Purchase.

To all holders of Common Stock of Rubicon:
INTRODUCTION
Janel Corporation, a Nevada corporation (“Purchaser,” “we,” “us,” or “our”), is offering to purchase up to 1,108,000 shares of common stock, par value $0.001 per share (the “Shares”), of Rubicon Technology, Inc., a Delaware corporation (“Rubicon”), together with the associated preferred stock purchase rights issued in connection with and subject to the Section 382 Rights Agreement dated as of December 18, 2017, as amended, between Rubicon and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agreement”), which represent approximately 45.0% of the issued and outstanding shares of Company Common Stock, on a fully diluted basis, as of June 30, 2022, at a price of $20.00 per Share, net to the holder thereof in cash (the “Offer Price”), without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase, dated July 13, 2022 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal,” which together with the Offer to Purchase and any amendments, supplements or modifications thereto, collectively constitute the “Offer”). Unless the context otherwise requires, all references to the Shares shall include the associated preferred stock purchase rights issued in connection with and subject to the Rights Agreement, and unless the associated rights are redeemed prior to the expiration of the Offer, a tender of Shares will also constitute a tender of the associated rights. No additional consideration will be paid for the associated rights. Unless we extend the expiration date of the Offer in accordance with the terms of the Purchase Agreement and applicable law, the Offer and withdrawal rights will expire on August 12, 2022, at 12:00 Midnight, New York City time (such initial or extended expiration date in accordance with the terms of the Purchase Agreement and applicable law, the “Expiration Date”).
Only Shares validly tendered and not properly withdrawn will be purchased. However, because of the proration provisions described in this Offer to Purchase, all of the Shares tendered may not be purchased if more than the number of Shares that we seek is tendered. We will return Shares that we do not purchase because of proration to the tendering stockholders at our expense promptly following the expiration of the Offer. See Section 2 - “Acceptance for Payment; Proration; Payment.”
Stockholders who have Shares registered in their own names and tender directly to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees or commissions. Stockholders with Shares held in street name through a broker, dealer, commercial bank, trust company or other nominee should consult with their broker, dealer, commercial bank, trust company or other nominee to determine if they charge any transaction fees in connection with tendering Shares. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not have to pay transfer taxes on the sale of Shares pursuant to the Offer. We will pay or cause to be paid all charges and expenses of the Depositary and Alliance Advisors, LLC (the “Information Agent”) incurred in connection with the Offer. See Section 17 - “Fees and Expenses.”
The Offer is being made pursuant to a Stock Purchase and Sale Agreement, dated as of July 1, 2022, by and between Purchaser and Rubicon (the “Purchase Agreement”). On June 27, 2022, the board of directors of Rubicon (the “Rubicon Board”) unanimously (1) determined that the Offer, the Distribution and the Purchase Agreement (including the transactions contemplated by the Purchase Agreement) are fair to, and in the best interests of, Rubicon and its stockholders; (2) approved the Purchase Agreement and the transactions contemplated by the Purchase Agreement, including the Offer and the Distribution; and (3) recommended that Rubicon’s stockholders accept the Offer and tender their Shares to us pursuant to the Offer.
A more complete description of the reasons for the Rubicon Board’s approval of the Purchase Agreement and the transactions contemplated thereby, including the Offer, will be set forth in Rubicon’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) to be filed with the Securities and Exchange Commission (“SEC”) under the Exchange Act, in connection with the Offer, a copy of which (without certain exhibits) will be furnished to stockholders of Rubicon.
Our obligation to purchase Shares tendered in the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Purchase Agreement, including, among other conditions:
•	there being validly tendered and not withdrawn in accordance with the terms of the Offer, at least 856,329 Shares, which represent at least approximately 35.0% of the total number of then issued and outstanding shares of Company Common Stock, on a fully diluted basis as of June 30, 2022 (which assumes conversion or exercise of all derivative securities convertible or exercisable into Shares regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) (the “Minimum Condition”);
•
to Rubicon’s knowledge, the purchase of the Shares pursuant to the Offer will not result, or would not be reasonably likely to result, in a reduction or impairment of the net operating losses of Rubicon (the “NOL Condition”) under the provisions of Section 382 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”);

•
there being no change, event, effect, occurrence or development, individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on Rubicon and its subsidiaries taken as a whole (subject to certain exceptions as set forth in the Purchase Agreement and described in this Offer to Purchase) (the “MAE Condition”);

•	Rubicon has no indebtedness for borrowed money other than a mortgage on owned real property (excluding liabilities reflected on Rubicon’s balance sheet as of March 31, 2022);
•
Rubicon has cash, cash equivalents and marketable securities in the amount necessary to pay a cash distribution to all stockholders of Rubicon in the aggregate amount of $11.00 per share, prior to accounting for certain cost and expenses related to consummation the Offer (as set forth in the Purchase Agreement);

•	Jefferson Gramm and Susan M. Westphal shall have resigned as directors of Rubicon and such vacancies filled by individuals designated by us;
•	there is no law, regulation, injunction, judgment or order by a governmental entity or court in effect that would make the Offer illegal or otherwise prohibit the consummation of the Offer;
•
the representations and warranties of Rubicon in the Purchase Agreement are true and correct except as would not have a material adverse effect on Rubicon, or in some cases in all material respects, as of the date of the Purchase Agreement and the closing of the Offer;

•
Rubicon has performed in all material respects any obligation and complied in all material respects with any agreement or covenant of Rubicon to be performed or complied with by it under the Purchase Agreement prior to the closing of the Offer;

•
the Rubicon Board has approved the Distribution to Rubicon’s shareholders (including Janel) in the amount of $11.00 per share of Rubicon’s common stock in the form of a distribution payment to be effective immediately following the closing of the Offer; and

•	the Purchase Agreement has not been validly terminated in accordance with its terms.
The Offer is not subject to any financing condition. See Section 15 - “Conditions of the Offer.”
Rubicon has represented to us that as of the close of business on March 31, 2022, there were (A) 2,446,652 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued or outstanding; (C) 4,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of the rights issued or issuable Rights Agreement; (D) the Company holds Company Common Stock in treasury in the amount set forth in the Company Financial Statements; (E) there were Restricted Stock Units convertible into 28,030 shares of Company Common Stock; and (F) there were outstanding options to purchase 4,050 shares of Company Common Stock, which includes options to purchase 800 shares of Company Common Stock with an exercise price greater than the Offer Price. Based on the foregoing, the 1,108,000 Shares that we are offering to purchase in the Offer represent approximately 45.0% of the shares of Company Common Stock issued and outstanding as of June 30, 2022, on a fully diluted basis, and we believe, assuming additional Shares are not issued prior to the Expiration Date, that the Minimum Condition would be satisfied if 856,329 Shares are validly tendered and not properly withdrawn prior to expiration of the Offer (as it may be extended in accordance with the terms of the Purchase Agreement). If the Minimum Condition is satisfied and we accept for payment the Shares tendered in the Offer, we will be able to designate two directors to Rubicon’s board of directors. See Section 13 - “Purpose of the Offer; Plans for Rubicon” and Section 12 - “Transaction Documents.”

The Offer is made only for Shares and is not made for any stock options to acquire Shares or restricted stock units. Holders of vested but unexercised stock options to purchase Shares may exercise such stock options in accordance with the terms of the applicable stock option plan and tender some or all of the Shares issued upon such exercise. Shares issuable upon the vesting of any restricted stock units will be issued in accordance with the terms of the applicable restricted stock unit plan and award and may be tendered in the Offer. See Section 12 - “Transaction Documents - The Purchase Agreement - Treatment of Stock Options and Restricted Stock Units.” The tax consequences to holders of options exercising those securities or of vested restricted stock units are not described under Section 5 - “Certain Material United States Federal Income Tax Consequences.” Holders of options and restricted stock units should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their options or the issuance of Shares upon the vesting of restricted stock units.
Each of Aldebaran Capital, LLC, an Indiana limited liability company, Bandera Master Fund, L.P., a Cayman Islands exempt partnership, Sententia Capital Management LLC, a New York limited liability company and Poplar Point Capital Management, LLC, a Delaware limited liability company (collectively, the “Principal Stockholders”), which collectively beneficially own 675,263 Shares representing approximately 27.6% of Rubicon’s issued and outstanding Shares, has entered into a tender and voting agreement with Rubicon and us, in each case, dated as of July 1, 2022 (collectively, the “Tender and Voting Agreements”). Pursuant to the Tender and Voting Agreements, each Principal Stockholder has agreed, among other things, to (i) tender (and not withdraw, except under certain circumstances) all Shares beneficially owned by such Principal Stockholder as of the date of the Tender and Voting Agreements and any Shares issued to or otherwise subsequently acquired or owned by such Principal Stockholder thereafter in the Offer; (ii) support the Offer and the other transactions contemplated by the Purchase Agreement, including, among other things, by voting any Shares beneficially owned by such Principal Stockholder against any action intended or reasonably expected to impede, interfere with, delay or adversely affect the transactions contemplated by the Purchase Agreement; (iii) appoint us as each Principal Stockholder’s proxy to vote any Shares beneficially owned by such Principal Stockholder in accordance the matters described in subsection (ii) above; and (iv) impose restrictions on any sale, assignment, pledge, transfer or other disposition of Shares beneficially owned by each Principal Stockholder, except in the Offer or otherwise with the consent of Rubicon and us, if such Principal Stockholder holds 5% or more of the Shares, for a period of three years after the date of the Tender and Voting Agreements. See Section 12 - “Transaction Documents - The Tender and Voting Agreements.”
Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5 - “Certain Material United States Federal Income Tax Consequences.”
THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER
1	Terms of the Offer
Upon the terms and subject to the prior satisfaction or waiver of the conditions set forth in the Offer (including, if the Offer is extended or amended in accordance with the Purchase Agreement, the terms and conditions of any extension or amendment), we will accept for payment and pay $20.00 per Share, net to seller in cash, without interest and less any applicable withholding tax, for up to 1,108,000 Shares, to the extent such Shares are validly tendered and not properly withdrawn by the Expiration Date in accordance with the procedures set forth in Section 4 - “Withdrawal Rights.” Notwithstanding the foregoing, in no event shall we be required to accept Shares for payment or pay for such Shares to the extent that such purchase of Shares would result in a reduction in or impairment of Rubicon’s net operating losses or other deferred tax benefits under Section 382 of the Code, in which case the number of Shares accepted for payment in the Offer shall be reduced to the maximum amount permitted without triggering such loss in benefits. Unless we extend the Expiration Date in accordance with the terms of the Purchase Agreement and applicable law, the Offer and withdrawal rights will expire on August 12, 2022, at 12:00 Midnight, New York City time.
We may, without Rubicon’s consent, extend the Offer to the extent required by applicable laws or applicable rules, regulations, interpretations or positions of the SEC. If on or prior to the Expiration Date (or any extension thereof), any of the conditions to the Offer have not been satisfied or waived, we have agreed to extend the Offer to permit the satisfaction of such conditions (for one or more periods of up to 10 business days). We are not required to extend the Offer beyond September 15, 2022. If, at the Expiration Date, all of the conditions to the Offer have been satisfied or waived, we will accept for payment and promptly pay for Shares tendered and not properly withdrawn in the Offer.
There is no financing condition to the Offer. The Offer is conditioned upon the satisfaction of the Minimum Condition, the NOL Condition, the MAE Condition and the other conditions described in Section 15 - “Certain Conditions of the Offer.”
Subject to the terms of the Purchase Agreement, we may, at any time and from time to time before the Expiration Date, increase the Offer Price or make any other changes to the terms and conditions of the Offer, or waive any condition to the Offer, except that, without the prior written consent of Rubicon, we may not:
•	reduce the number of Shares subject to the Offer;
•	reduce the Offer Price;
•	waive or modify the Minimum Condition;
•	add to the conditions to the Offer or modify or change any condition to the Offer in a manner adverse in any material respect to any stockholders of Rubicon;
•	except as otherwise provided in the Purchase Agreement and as described in this Offer to Purchase, terminate, extend or otherwise change the Expiration Date;
•	change the form of consideration payable in the Offer; or
•	otherwise amend any of the terms of the Offer in a manner adverse in any material respect to any stockholders of Rubicon.
Subject to our obligation to extend the Offer as described above, on August 12, 2022, at 12:00 Midnight, New York City time (or any other time or date subsequently set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, we may, subject to the terms of the Purchase Agreement and the applicable rules, regulations interpretations or positions of the SEC:
•	terminate the Offer, not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders;
•
waive any of the unsatisfied conditions of the Offer (other than the Minimum Condition) and, subject to complying with the rules, regulations interpretations or positions of the SEC applicable to the Offer, accept for payment and pay for all Shares validly tendered and not properly withdrawn before the Expiration Date;

•
extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is open or extended; or

•	amend or make modifications to the Offer (subject to the applicable consent of Rubicon as described above).
If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 - “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement consistent with the requirements of the SEC, the announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of the Shares). Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to a national news service. As used in this Offer to Purchase, “business day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum of ten business days generally is required to allow for adequate dissemination to stockholders and investor response. Accordingly, if, prior to the Expiration Date, we decrease the number of Shares being sought or increase the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day, but in no event later than September 15, 2022.
If, on or before the Expiration Date, we increase the Offer Price, such increased Offer Price will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in the Offer Price.
Following the expiration of the Offer, we will not conduct any subsequent offering periods, and Rubicon stockholders will not have the opportunity to tender additional Shares. Rubicon has provided us with Rubicon’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Rubicon’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.
2	Acceptance for Payment; Proration; Payment
Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and provided that the Offer has not been terminated as described in Section 1 - “Terms of the Offer,” we will accept for payment and promptly pay for up to

1,108,000 Shares validly tendered before the Expiration Date and not properly withdrawn in accordance with Section 4 - “Withdrawal Rights.” For a description of our rights and obligations to extend or terminate the Offer and not accept for payment or pay for Shares, or to delay acceptance for payment or payment for Shares, see Section 1 - “Terms of the Offer.”
In the event the Offer is oversubscribed, Shares tendered will be subject to proration. If more than 856,329 Shares are validly tendered and not properly withdrawn prior to the expiration of the Offer, we will purchase Shares on a pro rata basis, with fractional Shares rounded to the nearest whole Share, such that the aggregate number of Shares that we purchase is equal to 1,108,000 Shares.
If proration of tendered Shares is required, we will determine the proration factor promptly after the expiration of the Offer. Subject to adjustment to avoid the purchase of fractional Shares, proration for each holder of Shares will be based on the ratio of the number of Shares validly tendered and not properly withdrawn by such holder to the total number of Shares validly tendered and not properly withdrawn by all holders. We will announce the final proration factor and commence payment for any Shares purchased pursuant to the Offer promptly after the expiration of the Offer. The preliminary results of any proration will be announced by press release promptly after the expiration of the Offer. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their broker, dealer, commercial bank, trust company or other nominee.
If Purchaser accepts Shares for payment in the Offer but the number of Shares validly tendered before the Expiration Date and not properly withdrawn is less than 1,108,000 Shares but more or equal to 856,329 Shares, we will, upon the terms and subject to the conditions of the Offer, accept for payment, and pay the Offer Price (without interest and less applicable withholding taxes) for all such Shares.
In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:
•	the certificates for the Shares, together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees; or
•
in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 3 - “Procedures for Tendering Shares,” a Book-Entry Confirmation (as defined below) and either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, each as described in Section 3 - “Procedures for Tendering Shares”; and

•	any other documents required by the Letter of Transmittal.
The Offer Price paid to any holder of Shares for Shares tendered in the Offer will be the highest per Share consideration paid to any other holder of Shares for Shares tendered in the Offer.
For purposes of the Offer, we will be deemed to have accepted for payment Shares validly tendered to us and not properly withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of the Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, our obligation to make such payment will be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest be paid on the Offer Price to be paid by us for the Shares, regardless of any extension of the Offer or any delay in making payment.
If any tendered Shares are not accepted for payment for any reason, including as a result of proration, or if certificates are submitted for more Shares than are tendered, certificates representing un-purchased Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility (as defined below), according to the procedures set forth in Section 3 - “Procedures for Tendering Shares,” the Depositary will notify the Book-Entry Transfer Facility of our decision not to accept the Shares and the Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly after the expiration or termination of the Offer.
If we are delayed in our acceptance for payment or payment for Shares or are unable to accept for payment or pay for Shares in the Offer, then, without prejudice to our rights pursuant to the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the Depositary may, nevertheless, on behalf of us, retain tendered Shares and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 4 - “Withdrawal Rights.”
3	Procedures for Tendering Shares
Valid Tender. A stockholder must follow one of the following procedures to validly tender Shares in the Offer:
•
for Shares held as physical certificates, the certificates for tendered Shares, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date;

•
for Shares held in book-entry form, either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined below) and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase and such Shares must be delivered according to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case before the Expiration Date; or

•	the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” before the Expiration Date.
The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
Book-Entry Transfer. The Depositary has agreed to establish an account or accounts with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date (except with respect to a subsequent offering period, if one is provided, in which case the Shares, the Letter of Transmittal or an Agent’s Message and other documents must be received before the expiration of the subsequent offering period), or the tendering stockholder must comply with the guaranteed delivery procedures described under “Guaranteed Delivery” for a valid tender of Shares by book-entry transfer. The confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a “Book-Entry Confirmation.”
The term “Agent’s Message” means a message, transmitted through electronic means by the Book-Entry Transfer Facility in accordance with the normal procedures of the Book-Entry Transfer Facility and the Depositary to and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.
Signature Guarantees. No signature guarantee is required on the Letter of Transmittal:
•
if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•
if Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, “Eligible Institutions”).

In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If a Share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share certificate not tendered or not accepted for payment is to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share certificate, with the signature or signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.
Guaranteed Delivery. If a stockholder desires to tender Shares in the Offer and the Share certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary before the Expiration Date, the stockholder’s tender may still be effected if all the following conditions are met:
•	the tender is made by or through an Eligible Institution;
•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, is received by the Depositary, as provided below, before the Expiration Date; and
•
the Share certificates (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal) and any other documents required by the Letter of Transmittal are received by the Depositary within two trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which quotations are available for shares listed on NASDAQ.

The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.
Shares delivered by a Notice of Guaranteed Delivery will be deemed not to be validly tendered (and, as a result, among other things, not count toward the satisfaction of the Minimum Condition) unless and until the Shares underlying such Notice of Guaranteed Delivery are delivered to us or the Depositary (unless otherwise mutually agreed to by Rubicon and us). It is therefore preferable for Shares to be tendered by the other methods described herein.
The method of delivery of Share Certificates, the Letter of Transmittal, and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
Other Requirements. Payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:
•	Share certificates (or a timely Book-Entry Confirmation);
•
a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal); and

•	any other documents required by the Letter of Transmittal.
Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.
Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment.
Appointment as Proxy. By executing the Letter of Transmittal (or a facsimile thereof or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder will irrevocably appoint designees of us as such stockholder’s agents and attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us (and with respect to any and all other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). Upon the effectiveness of such appointment, our designees will be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, to the extent permitted by applicable law and Rubicon’s certificate of incorporation and bylaws, any other annual, special or adjourned meeting of Rubicon’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Rubicon stockholders.
Stock Options and Restricted Stock Units. The Offer is made only for Shares and is not made for any options or other rights to acquire Shares, including stock options and restricted stock units. See Section 12 - “Transaction Documents - The Purchase Agreement - Treatment of Stock Options and Restricted Stock Units.” Holders of vested but unexercised stock options to purchase Shares may exercise such stock options in accordance with the terms of the applicable stock option plan and tender some or all of the Shares issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to assure the holder of such stock options that the holder will have sufficient time to comply with the procedures for tendering Shares described in this Section 3 - “Procedure for Tendering Shares.” Shares issuable upon the vesting of any restricted stock units will be issued in accordance with the terms of the applicable restricted stock unit plan and award and may be tendered in the Offer. The tax consequences to holders of options exercising those securities or of vested restricted stock units are not described under Section 5 - “Certain Material United States Federal Income Tax Consequences.” Holders of stock options and restricted stock units should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their stock options or the issuance of Shares upon the vesting of restricted stock units.
Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of

Transmittal (or facsimile thereof), Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any certificate of Shares, will be resolved by us, in our sole discretion, which determination will be final and binding. We will have the absolute right to determine whether to reject any or all tenders not in proper or complete form or to waive any irregularities or conditions and our interpretation of the Offer, the Offer to Purchase, the Letter of Transmittal and the instructions thereto and the Notice of Guaranteed Delivery (including the determination of whether any tender is complete and proper) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Depositary, the Information Agent, Rubicon or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.
Backup Withholding. To avoid backup withholding of U.S. federal income tax on payments made in the Offer, each tendering U.S. stockholder should complete and return the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal. Tendering non-U.S. stockholders should complete and submit the applicable IRS Form W-8, which can be obtained from the Depositary or at www.irs.gov. For an explanation of the terms “U.S. stockholder” and “non-U.S. stockholder” and a more detailed discussion of backup withholding, see Section 5 - “Certain Material United States Federal Income Tax Consequences” and Instruction 8 to the Letter of Transmittal.
Tender Constitutes Binding Agreement. The tender of Shares according to any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when we accept the Shares for payment, we will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer. Our acceptance for payment of Shares validly tendered according to any of the procedures described above and in the Instructions to the Letter of Transmittal will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment).
4	Withdrawal Rights
Except as provided in this Section 4, or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time before the Expiration Date. In addition, pursuant to Section 14(d)(5) of the Exchange Act, the Shares may be withdrawn at any time after September 16, 2022 (which is at least 60 days after the date of the commencement of the Offer), unless prior to that date we have accepted for payment the Shares validly tendered in the Offer.
For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered according to the procedures for book-entry transfer as set forth in Section 3 - “Procedures for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 - “Procedures for Tendering Shares” at any time before the Expiration Date.
All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of us, the Depositary, the

Information Agent, Rubicon or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
If, subject to the terms of the Purchase Agreement, we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to our rights under this Offer, the Depositary may nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4 before the Expiration Date or at any time on or after September 16, 2022 (which is at least 60 days after the date of commencement of the Offer) pursuant to Section 14(d)(5) of the Exchange Act unless previously accepted for payment as provided herein.
5	Certain Material United States Federal Income Tax Consequences
The following discussion summarizes certain material U.S. federal income tax consequences expected to result to the holders of Shares whose Shares are sold in the Offer. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, all as in effect as of the date of this Offer to Purchase. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer or that any such contrary position would not be sustained by a court.
This discussion is limited to stockholders who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a stockholder in light of the stockholder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to stockholders subject to special rules under the U.S. federal income tax laws, including without limitation:
•	expatriates and certain former citizens or long-term residents of the U.S.;
•	partnerships and other pass-through entities, or persons that hold Shares through such entities;
•	regulated investment companies and real estate investment trusts;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	persons that have a “functional currency” other than the U.S. dollar;
•	financial institutions, insurance companies, brokers and dealers or traders in securities, commodities or currencies;
•	tax-exempt organizations and tax-qualified retirement plans;
•	persons subject to the alternative minimum tax;
•	persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment;
•	Foreign pension funds and their affiliates; and
•	holders of Shares who acquired their Shares through stock option or stock purchase plan programs, restricted stock units or in other compensatory arrangements.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold Shares and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them
WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE OFFER IN RESPECT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.
As used in this discussion, a “U.S. stockholder” is any beneficial owner of Shares who is treated for U.S. federal income tax purposes as:
•	an individual who is a citizen or resident of the U.S.;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or pursuant to the laws of the U.S., any state of the U.S. or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust (i) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control; or (ii) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A “non-U.S. stockholder” is any beneficial owner of Shares who is not a U.S. stockholder for U.S. federal income tax purposes.
U.S. Stockholders
Effect of the Offer. The receipt of cash in exchange for Shares in the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. stockholder who receives cash in exchange for Shares in the Offer will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the Shares surrendered. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer.
An additional 3.8% tax on the “net investment income” (or undistributed “net investment income,” in the case of a trust or estate) may apply to certain U. S. stockholders that are individuals, trusts or estates and that have modified adjusted gross income (or adjusted gross income, in the case of a trust or estate) above a certain threshold. A U.S. stockholder’s “net investment income” generally includes, among other things, capital gain from the disposition of Shares, subject to certain exceptions. If you are a U. S. stockholder that is an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of this tax to your sale of Shares pursuant to the Offer.
Information Reporting and Backup Withholding. Payments made to U.S. stockholders in the Offer generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%). Backup withholding is not an additional tax. U.S. stockholders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS. To avoid backup withholding, a U.S. stockholder must provide the Depositary with its correct taxpayer identification number (“TIN”) and certify that it is not subject to backup withholding by completing and returning the IRS Form W-9 included in the Letter of Transmittal or otherwise establish an exemption from the backup withholding rules. In general, for an individual, the TIN is such individual’s social security number.

Non-U.S. Stockholders
Effect of the Offer. The receipt of cash by a non-U.S. stockholder in exchange for Shares in the Offer generally will not be subject to U.S. federal income tax unless:
•
the gain, if any, on such Shares is effectively connected with the non-U.S. stockholder’s conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base in the United States);

•	the non-U.S. stockholder is an individual who is present in the United States for 183 days or more in the taxable year of the Offer and certain other conditions are met; or
•
the non-U.S. stockholder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the Shares at any time during the five-year period preceding the Offer, and Rubicon is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the Offer and the period that the non-U.S. stockholder held Shares.

If you are described in the first bullet point above, you will be subject to regular U.S. federal income tax on any gain realized at the rates and in the manner generally applicable to U.S. holders, as described above (unless an applicable income tax treaty provides otherwise). If you are a foreign corporation (or an entity treated as a foreign corporation for U.S. federal income tax purposes), you may also be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits (or a lower treaty rate).
If you are described in the second bullet point above, you will be subject to tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by certain U.S.-source capital losses, even though you are not considered a resident of the United States.
If you are described in the third bullet point above, your exchange of Shares for cash in the Offer will be subject to U.S. federal income tax at the rates and in the manner generally applicable to U.S. holders, as described above; provided, that, so long as the Shares are regularly traded on an established securities market for purposes of the USRPHC rules, this tax will apply only if you hold or held, directly or constructively under certain ownership rules of the Code, more than 5% of the Shares (at any time during the shorter of the five-year period preceding the Offer and the period that you held such Shares), and you are not eligible for a treaty exemption or reduction. Rubicon believes that it is not, and has not been at any time during the five-year period preceding the Offer, a USRPHC.
Information Reporting and Backup Withholding. Payments made to non-U.S. stockholders in the Offer may be subject to information reporting and backup withholding (currently at a rate of 24%). Non-U.S. stockholders can avoid backup withholding by providing the Depositary with the applicable and properly executed IRS Form W-8 certifying the stockholder’s non-U.S. status or by otherwise establishing an exemption. An IRS Form W-8 can be obtained from the Depositary upon request or from the IRS at its internet website (www.irs.gov). Backup withholding is not an additional tax. Non-U.S. stockholders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.
THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS SHARES. HOLDERS OF SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF TENDERING THEIR SHARES FOR CASH PURSUANT TO THE OFFER UNDER ANY FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS.

6	Price Range of Shares; Dividends
The Shares are listed and traded on NASDAQ under the symbol “RBCN.” The following table sets forth, for each of the periods indicated, the high and low reported sales price for the Shares on NASDAQ, based on published financial sources.
	High	Low
Year Ended December 31, 2020
Quarter Ended March 31, 2020	9.16	7.15
Quarter Ended June 30, 2020	9.00	7.25
Quarter Ended September 30, 2020	8.85	7.75
Quarter Ended December 31, 2020	10.00	8.39
Year Ended December 31, 2021
Quarter Ended March 31, 2021	11.84	9.18
Quarter Ended June 30, 2021	11.92	9.42
Quarter Ended September 30, 2021	11.00	8.60
Quarter Ended December 31, 2021	10.75	8.65
Year Ending December 31, 2022
Quarter Ended March 31, 2022	9.39	8.61
Quarter Ended June 30, 2022	9.68	8.58
Quarter Ended September 30, 2022 (through July 12, 2022)	15.90	9.10
On July 1, 2022, the last full trading day before public announcement of the execution of the Purchase Agreement, the closing price reported on NASDAQ was $9.10 per share. On July 12, 2022, the last full trading day before the commencement of the Offer, the closing price reported on NASDAQ was $15.65 per share. Stockholders are urged to obtain a current market quotation for the Shares.
We have been advised that Rubicon has never paid cash dividends on its Common Stock. Under the terms of the Purchase Agreement, Rubicon is not permitted to declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) without our prior approval.
7	Possible Effects of the Offer on the Market for the Shares; Stock Listing; Registration under the Exchange Act; Margin Regulations
Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than us. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price. Rubicon stockholders who do not tender their Shares pursuant to the Offer will continue to be owners of Rubicon. As a result, such stockholders will continue to participate in the future performance of Rubicon and to bear the attendant risks associated with owning Shares, including risks resulting from our purchase of the Shares pursuant to the Offer.
The Offer will reduce Rubicon’s “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of Rubicon stockholders. These reductions may result in lower trading prices and/or reduced liquidity in the trading market for the Shares following completion of the Offer.
Stock Listing. The Shares are currently quoted and listed for trading on The NASDAQ Capital Market. Under the terms of the Purchase Agreement, we anticipate that the Rubicon Board will consider taking actions to cause Rubicon to delist the Shares from The NASDAQ Stock Market altogether as soon as possible after consummation of the Offer. Depending upon the number of Shares purchased pursuant to the Offer, it is also possible that the Shares may no longer meet the requirements for continued listing on The NASDAQ Stock Market, regardless of any action of Rubicon to delist the Shares.

According to the published guidelines of The NASDAQ Stock Market, The NASDAQ Stock Market would consider delisting the Shares from The NASDAQ Stock Market altogether if, among other possible grounds:
•	the number of publicly held Shares falls below 500,000;
•	the total number of holders Shares falls below 300;
•	the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million;
•	there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period;
•	the bid price for a Share over a 30 consecutive business day period is less than $1; or
•
(i) Rubicon has stockholders’ equity of less than $2.5 million, (ii) the market value of Rubicon’s listed securities is less than $35 million over a 10 consecutive business day period, and (iii) Rubicon’s net income from continuing operations is less than $500,000 for the most recently completed year and two of the last three most recently completed years.

Shares held by officers or directors of Rubicon, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for purposes of the foregoing determinations.
According to Rubicon, there were approximately 2,446,652 Shares outstanding and approximately 19 stockholders of record as of June 30, 2022. If, as a result of the purchase of the Shares pursuant to the Offer or otherwise, the Shares are delisted from The NASDAQ Stock Market altogether, the market for Shares will be adversely affected.
If the NASDAQ Stock Market were to delist the Shares, it is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the OTC Pink market or in a local or regional over-the-counter market. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors.
Regardless of any action of the NASDAQ Stock Market to delist the Shares, under the terms of the Purchase Agreement, we anticipate that the Rubicon Board will consider taking actions to cause Rubicon to delist the Shares from The NASDAQ Stock Market altogether as soon as possible after consummation of the Offer.
Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Rubicon to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. According to Rubicon, there were approximately 19 stockholders of record as of June 30, 2022 entitling Rubicon to suspend the registration of its Shares under the Exchange Act regardless of the Offer.
Under the terms of the Purchase Agreement, we anticipate that the Rubicon Board will consider applying for termination of registration of the Company Common Stock as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of the registration of the Company Common Stock under the Exchange Act would substantially reduce the information required to be furnished by Rubicon to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholders’ meeting and the related requirement to furnish an annual report to stockholders no longer applicable to the Company Common Stock. In addition, if the Company Common Stock is no longer registered under the Exchange Act, the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to “going private” transactions will no longer be applicable to Rubicon. Furthermore, “affiliates” of Rubicon and persons holding “restricted securities” of Rubicon may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Company Common Stock under the Exchange Act were suspended, the Shares would no longer be “margin securities” or eligible for listing or reporting on NASDAQ.
By delisting Rubicon’s Company Common Stock and terminating its registration under the Exchange Act, we believe (i) Rubicon’s direct, out-of-pocket costs resulting from its reporting and other obligations under the

Exchange Act, the Sarbanes-Oxley Act, NASDAQ and related public reporting company requirements can be reduced significantly generating cash flow for reinvestment in and repositioning of Rubicon’s business and (ii) that Rubicon’s management team, which currently spends a significant amount of time on activities related to compliance with the Exchange Act and the Sarbanes-Oxley Act, will have more time to devote to repositioning and rejuvenating Rubicon’s business.
Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares or the purpose of buying, carrying or trading securities. Depending upon factors similar to those described above regarding listing, the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.
8	Certain Information Concerning Rubicon
Except as specifically set forth herein, the information concerning Rubicon contained in this Offer to Purchase has been taken from or is based upon information furnished by Rubicon or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to Rubicon’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue.
General. According to Rubicon’s Annual Report on Form 10-K for the year ended December 31, 2021, Rubicon was formed as a corporation under the laws of the State of Delaware in February 2001. Rubicon’s principal executive office is located at 900 East Green Street, Bensenville, Illinois 60106, and its telephone number is (847) 295-7000. Rubicon is an advanced materials provider specializing in monocrystalline sapphire for applications in optical and industrial systems, including optical and industrial sapphire products in a variety of shapes and sizes, including round and rectangular windows, blanks, domes, tubes and rods. Rubicon distributes products in North America.
Available Information. Rubicon is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Rubicon’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of Rubicon’s securities, any material interests of such persons in transactions with Rubicon, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Rubicon’s stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the SEC’s customary fees, by writing to its principal office at 100 F Street N.E., Washington, D.C. 20549. The SEC also maintains electronic reading rooms on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. Rubicon also maintains a website at http://www.rubicontechnology.com/. The information contained in, accessible from or connected to Rubicon’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Rubicon’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.
None of us, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Rubicon provided by Rubicon or contained in the periodic reports, documents and records referred to herein or for any failure by Rubicon to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to us.
9	Certain Information Concerning Purchaser and Certain Related Parties
Purchaser. We were incorporated in 2000 in Nevada under the name Janel Corporation. and completed our initial public offering in 2003.

Currently, we are engaged in acquiring, strengthening and growing profitable businesses, and using our cash flow to enhance stockholder value. In the ordinary course of business, we from time to time review and evaluate potential acquisition opportunities in light of their respective historical operating performance, prospects for future growth and strategic fit with our existing businesses, or represent markets, product lines, technologies, sales channels or geographies that would be of strategic interest, all in the context of the challenges and opportunities presented by the broader economy and the relevant industry. We currently operate in three reportable business segments: Logistics, Life Sciences and Manufacturing, but may add other segments in the future depending upon acquisition opportunities to further redeploy our capital. Logistics is a full-service provider of cargo transportation logistics management services. Life Sciences manufactures and distributes high-quality monoclonal and polyclonal antibodies, diagnostic reagents and other immunoreagents for biomedical research and provides antibody manufacturing for academic and industry research scientists. Manufacturing manufactures and distributes mixing equipment and apparatus for specific applications within various industries.
Certain Related Parties. Oaxaca Group, L.L.C., a Delaware limited liability company (“Oaxaca Group”), directly owns 447,647 or approximately 42.32%, of our outstanding shares of Common Stock. Dominique Schulte, our Chief Executive Officer, President and Chairman of the Board, is the sole member of Oaxaca Group. The principal business of the Oaxaca Group is holding securities for the account of Ms. Schulte.
Additional Information. The name, business address, current principal occupation or employment, five-year material employment history and citizenship of each member of our board of directors, our executive officers and our control persons and certain other information are set forth on Schedule I hereto.
Except as set forth in Schedule I, neither we nor, to our knowledge, the Oaxaca Group nor any of the persons listed in Schedule I has, during the past five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Except as set forth elsewhere in this Offer to Purchase (including Schedule I), (i) neither we nor, to our knowledge, the Oaxaca Group nor any of the persons or entities listed in Schedule I, nor does any associate or majority-owned subsidiary of any of the foregoing persons or entities,]beneficially owns or has a right to acquire any Shares or any other equity securities of Rubicon, and (ii) neither we nor, to our knowledge, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries, has effected any transaction in the Shares or any other equity securities of Rubicon during the past 60 days.
Except as set forth elsewhere in this Offer to Purchase (including Schedule I), (i) neither we nor, to our knowledge, any of the persons listed on Schedule I, has any material contract, arrangement, understanding or relationship with any other person with respect to any securities of Rubicon, and (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between us nor, to our of, any of the persons listed in Schedule I, on the one hand, and Rubicon or any of its executive officers, directors and/or affiliates, on the other hand.
Except as set forth elsewhere in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, there have been no material contracts, negotiations or transactions between us nor, to our knowledge, any of the persons or entities listed in Schedule I, on the one hand, and Rubicon or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.
We do not believe that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because (i) the form of payment in the Offer is cash; (ii) the Offer is not subject to any financing condition; and (iii) we have sufficient funds to purchase all Shares subject to the Offer. See Section 10 - “Source and Amount of Funds” and Section 12 - “Transaction Documents” and Section 13 - “Purpose of the Offer; Plans for Rubicon.”
Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. We are subject to the information filing requirements of the Exchange Act and, in accordance therewith, are obligated to file certain reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Information as of particular dates concerning our directors and officers, their remuneration, options, restricted stock units, performance awards and other rights to acquire Shares granted to them, the principal holders of our securities and any material interest of such persons in transaction with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. Such reports, proxy statement and other information we filed with the SEC, as well as the Schedule TO, of which this Offer to Purchase forms a part, and the exhibits thereto, may be inspected at the SEC’s public reference library at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F. Street, N.E., Washington D.C. 20549. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information relating to us that have been filed with the SEC via the EDGAR system, including the Schedule TO, of which this Offer to Purchase forms a part, and exhibits thereto.
10	Source and Amount of Funds
Completion of the Offer is not conditioned upon obtaining financing. We estimate that the total funds required to complete the Offer will be approximately $22 million plus any related transaction fees and expenses. We anticipate funding these payments with our cash on hand and and/or proceeds from the Bridge Loan. Santander Bank, N.A. (“Santander”) has executed and delivered to us a commitment letter (the “Commitment Letter”), pursuant to which Santander has committed to provide, subject to the terms and conditions of the Commitment Letter, a bridge loan (the “Bridge Loan”) for the purpose of funding the Offer and purchase of Shares.
The Bridge Loan will become due on the earlier of (i) twenty (20) business days from the initial funding date, and (ii) the date of the funding of the Capital Return (as defined below). The applicable interest rate on the Bridge Loan is anticipated to be a forward-looking term rate based on the secured overnight rate plus an interest margin. Voluntary prepayments on the Bridge Loan will be permitted at any time without premium or penalty.
The funding of the Bridge Loan is subject to the following conditions:
•	execution and delivery of definitive financing documentation for the Bridge Facility;
•
subject to the limited conditionality provisions set forth in the Commitment Letter, execution and delivery of customary opinions; corporate documents and officers’ certifications; organizational documents; customary evidence of authorization to enter into the Bridge Loan; and good standing certificates in jurisdictions of formation/organization of Janel and its affiliates;

•
the material accuracy of certain specified representations to the extent required by the limited conditionality provisions set forth in the Commitment Letter (or if qualified by materiality or material adverse effect, the accuracy thereof);

•
the Rubicon Board has approved a return of capital to Rubicon’s shareholders (including Janel) in the form of a distribution payment in the amount of $11.00 per share (the “Capital Return”) to be effective immediately following the closing of the Offer;

•	there not having occurred a Company Material Adverse Effect;
•	delivery of the certain financial statements and information, as detailed in the Commitment Letter;
•	the payment, or arrangement for such payment substantially contemporaneously with the initial funding of the Bridge Loan, of all fees and expenses required under the Commitment Letter; and
•	the conditions to the Offer having been satisfied.
The obligation of Santander to fund the Bridge Loan will terminate on September 15, 2022.
The foregoing summary of the Bridge Loan is qualified in its entirety by reference to the full text of the Commitment Letter entered into by Janel and Santander, a copy of which will be filed as an Exhibit to the Schedule TO of which this Offer to Purchase forms a part.
In the event that the Bridge Loan is unavailable, we anticipate we will issue shares of Series C Cumulative Preferred Stock in a private offering to an accredited investor in order to fund any shortfall due to the unavailability of the Bridge Loan.

Based upon the combination of cash on hand and proceeds from the Bridge Loan (or amounts available through the issuance Series C Cumulative Preferred Stock, in the event that the Bridge Loan is unavailable), we expect to have sufficient funds to pay the Offer Price for all Shares in the Offer.
Because (i) the only consideration to be paid in the Offer is cash, (ii) the Offer is to purchase up to 1,108,000 Shares; (iii) there is no financing condition to the completion of the Offer, and (iv) we are a public reporting company under Section 13(a) of the Exchange Act that files reports electronically on EDGAR, our financial condition is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.
11	Background of the Offer; Contacts with Rubicon
The following is a description of events, including contacts between us and Rubicon that resulted in the execution of the Purchase Agreement and related documents. The following chronology does not purport to describe or identify every conversation among Rubicon, us, our respective representatives and other parties. For a review of Rubicon’s activities leading to the execution of the Purchase Agreement, please refer to the Schedule 14D-9 (as amended or supplemented from time to time) to be filed with the SEC under the Exchange Act, in connection with the Offer, a copy of which (without certain exhibits) will be furnished to stockholders of Rubicon.
We are engaged in acquiring, strengthening and growing profitable businesses. In the ordinary course of business, we from time to time review and evaluate potential acquisition opportunities in light of their respective historical operating performance, prospects for future growth and strategic fit with our existing businesses, or that represent markets, product lines, technologies, sales channels or geographies that would be of strategic interest, all in the context of the challenges and opportunities presented by the broader economy and the relevant industry. We currently operate in three reportable business segments: Logistics, Life Sciences and Manufacturing, but may add other segments in the future depending upon acquisition opportunities to further redeploy our capital. Logistics is a full-service provider of cargo transportation logistics management services. Life Sciences manufactures and distributes high-quality monoclonal and polyclonal antibodies, diagnostic reagents and other immunoreagents for biomedical research and provides antibody manufacturing for academic and industry research scientists. Manufacturing manufactures and distributes mixing equipment and apparatus for specific applications within various industries.
Janel has followed Rubicon for many years. In early 2021, representatives of Janel approached Timothy Brog (the Chief Executive Officer of Rubicon) to discuss our general interest in Rubicon and to engage in a discussion regarding a possible transaction where us or one of our affiliates would make a large investment in Rubicon in an effort to refocus Rubicon’s business and brands on profitable business lines, implement a lower cost structure to achieve profitability and enhance stockholder value. During the ensuing discussion, Mr. Brog indicated to our representatives that Rubicon was open to exploring a strategic relationship, including a potential business combination transaction. These conversations concerned a general interest in Rubicon and no formal intent to pursue a transaction was expressed.
On April 29, 2022, a representative of Janel presented an outline of a potential transaction to Mr. Brog.
On May 2, 2022, a representative of Janel presented a draft Letter of Intent to Mr. Brog.
On May 3, 2022, we entered into a Confidentiality and Non-Disclosure Agreement with Rubicon to allow for the exchange of information concerning Rubicon, its businesses and financial condition thereby facilitating the parties’ discussion in more detail with respect to a possible strategic transaction between Rubicon and us. Thereafter through May, we conducted due diligence regarding Rubicon in general while Janel and Rubicon considered possible structures for a transaction between Rubicon and Janel.
On May 6, a representative of Janel and Mr. Brog met in person to discuss, among other things, possible transaction structures.
On May 10, 2022, our representatives discussed with Mr. Brog and other Rubicon representatives Rubicon’s businesses and potential structures for a transaction between Rubicon and Janel. Mr. Brog and our representatives considered the restrictions on any proposed transaction imposed by Section 382 of the Code, as necessary to preserve Rubicon’s net operating losses. Rubicon’s potential taxable income and net operating losses and any future value that could be realized through the use of Rubicon’s net operating losses were also discussed.

On May 11, 2022, a representative of Janel presented a revised draft Letter of Intent to Mr. Brog.
On May 13, 2022, our representatives expressed to Mr. Brog the intent of Janel to present a preliminary, non-binding indication of interest to the Rubicon Board pursuant to which we would tender for 45.0% of Rubicon’s issued and outstanding Company Common Stock.
On May 15, 2022, our representatives presented to Rubicon a letter of intent for a proposed transaction between Rubicon and us pursuant to which we would commence a tender offer for 45% the outstanding shares of Company Common Stock at price of $20.00 per share, followed by (i) a return of capital to Rubicon’s shareholders (including Janel) of the existing cash balance of Rubicon in the form of a dividend payment; and (ii) our designation of two nominees to the Rubicon Board.
On May 16, 2022, our representatives and Mr. Brog had further discussions regarding the general structure and terms for the proposed tender offer, including around preserving and utilizing Rubicon’s net operating losses to enhance stockholder value. Discussions continued during May 2022. In addition, on May 16, 2022, we entered into a Confidentiality and Non-Disclosure Agreement with Rubicon to allow for the exchange of information concerning Janel, its businesses and financial condition thereby facilitating the parties’ discussion in more detail with respect to a possible strategic transaction between Rubicon and us.
On May 17, 2022, representatives of Janel began engaging in a detailed review of Rubicon’s business operations, organizational structure, legal and financial information and other due diligence materials. Due diligence sessions and discussions ensued between representatives of Rubicon and Janel regarding Rubicon’s business, operational and financial performance and related information.
On May 24, 2022, our representatives discussed with Mr. Brog in person the advisability of reducing Rubicon’s expenses relating to and the value to Rubicon of maintaining its status as a public SEC reporting company.
On May 24, 2022, our representatives met with Mr. Brog and other Rubicon representatives at Rubicon’s headquarters in Bensenville, Illinois to discuss in further detail the structure of and due diligence into the proposed tender offer of Company Common Stock and to tour Rubicon’s manufacturing facilities. Further discussions and due diligence review ensued through early June 2022.
Between May 16 and 27, 2022, we continued reviewing due diligence materials made available by Rubicon and conducted teleconferences with representatives of Rubicon regarding due diligence issues.
On May 23, 2022, we provided Rubicon with a draft stock purchase agreement which primarily addressed, among other things, (i) participation in the tender by Rubicon’s largest stockholders (Bandera Master Fund, L.P., Sententia Capital Management LLC, Aldebaran Capital, LLC and Poplar Point Capital Management, LLC (collectively, the “Principal Stockholders”)); (ii) timing for completion of the proposed tender offer; (iii) termination and break fees; (iv) representations and warranties to be made by each party; (v) fiduciary duties of the Rubicon Board in the event of competing acquisition proposals; and (vi) due diligence.
On May 31, 2022, we received a revised draft stock purchase agreement from Rubicon, which addressed, among other things, the removal of numerous representations and warranties of Rubicon, based on the minority interest purchase contemplated by the Offer. Representatives of each of Robinson & Cole LLP (“RC”) (counsel to Rubicon), McGuireWoods LLP (“MW”) (counsel to Janel), our management and the management of Rubicon discussed and agreed to reinsert the representations and warranties based on the size of the minority interest purchase and us being the plurality owner of Rubicon.
Between May 31 and June 30, 2022, representatives of each of RC, MW, our management and the management of Rubicon negotiated the final terms of a Stock Purchase and Sale Agreement and related disclosure schedules implementing the contemplated tender offer, subject to reaching an agreement with the Principal Stockholders on their support for the tender offer and related transactions.
On or around June 24, 2022, representatives of Rubicon contacted the Principal Stockholders to engage in discussions regarding the proposed tender offer. After separate teleconferences among the individual Principal Stockholders and representatives of Rubicon regarding the contemplated tender offer, Rubicon provided the Principal Stockholders with a draft Tender and Voting Agreement pursuant to which each Principal Stockholder would agree to, among other things, (i) tender its shares of Company Common Stock in the tender offer, (ii) otherwise support the tender offer and vote for an amendment to Rubicon’s certificate of incorporation and bylaws reasonably necessary to implement restrictions on the acquisition of any Company Common Stock which could adversely affect Rubicon’s net operating losses under Section 382 of the Code, (iii) grant us a proxy to vote each Principal Stockholder’s shares on the issues described in clause (ii), and (iii) restrictions on any sale, assignment, pledge or other disposition of each Principal Stockholder’s shares for three years.
On July 1, 2022, the Purchase Agreement was executed by Rubicon and us, and the Purchase Agreement and Tender and Voting Agreement (both of which are discussed below in Section 12 - “Transaction Documents”) were executed by Rubicon, each Principal Stockholder and us.
On July 5, 2022, Rubicon and we issued a joint press release announcing the transaction.
On July 13, 2022, we commenced the Offer. Rubicon has agreed to file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC under the Exchange Act, in connection with the Offer, which includes additional information on the background, negotiations and other activities related to potential transactions involving Rubicon. See the section titled “Background of the Offer” in Item 4 of the Schedule 14D-9.
12	Transaction Documents
The Purchase Agreement
The following is a summary of certain provisions of the Purchase Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. The Purchase Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer, may be obtained in the manner set forth in Section 9 - “Certain Information Concerning Purchaser and Certain Related Parties.” Capitalized terms used but not defined in this Offer to Purchase will have the respective meanings given to them in the Purchase Agreement. Rubicon’s stockholders and other interested parties should read the Purchase Agreement for a more complete description of the provisions summarized below.
The Purchase Agreement has been provided solely to inform investors of its terms. The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Purchase Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Purchase Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, Rubicon. Rubicon’s stockholders and other investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Rubicon, us or any of their respective subsidiaries or affiliates.
The Offer. The Purchase Agreement provides that we will commence the Offer as promptly as practicable (and within 10 business days) after execution of the Purchase Agreement. Pursuant to, and on the terms and subject to the satisfaction of the Minimum Condition and the other conditions of the Purchase Agreement that are described in Section 15 - “Conditions of the Offer,” we will accept for payment and pay (subject to any withholding of tax) for up to 1,108,000 Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date; provided, however, in no event shall we be required to accept tendered Shares for payment or pay for such Shares to the extent that such purchase of any Shares would result in a reduction or impairment of Rubicon’s net operating losses or other deferred tax benefits under Section 382 of the Code, in which case the number of Shares accepted for payment in the Offer shall be reduced to the maximum amount permitted without triggering such loss in benefits. See “Introduction” and Section 1 - “Terms of the Offer” for additional information on the terms of the Offer.
We expressly reserve the right to waive any condition to the Offer or to make any other changes in the terms and conditions of the Offer; provided, however, that unless previously approved in writing by Rubicon, we will not (i) reduce the number of Shares subject to the Offer; (ii) reduce the Offer Price; (iii) change, modify or waive the Minimum Condition, (iv) add to the conditions to the Offer or modify any Condition to the Offer in a manner adverse to any stockholders of Rubicon; (v) except as otherwise provided in the Purchase Agreement, extend the Offer; (vi) change the form of consideration payable in the Offer; or (vii) otherwise amend any of the terms of the Offer in a manner adverse to any stockholders of Rubicon.

Extension of the Offer. Unless we extend the Expiration Date in accordance with the terms of the Purchase Agreement and applicable law, the Offer and withdrawal rights will expire on August 12, 2022, at 12:00 Midnight, New York City time. We may extend the Offer to the extent required by applicable laws or applicable rules, regulations, interpretations or positions of the SEC. In addition, if on or prior to the Expiration Date (or any extension thereof), any of the conditions to the Offer have not been satisfied or waived, we have agreed to extend the Offer to permit the satisfaction of such conditions (for one or more periods of up to 10 business days); provided, however, we are not required to extend the Offer beyond September 15, 2022. See
Section 1 - “Terms of the Offer” for additional information. If, at the Expiration Date, all of the conditions to the Offer have been satisfied or waived, we will accept for payment and promptly pay for up to 1,108,000 Shares tendered and not properly withdrawn in the Offer.
We have agreed that we will not terminate the Offer prior to any scheduled Expiration Date without the written consent of Rubicon except if the Purchase Agreement is terminated pursuant to its terms. If the Purchase Agreement is terminated pursuant to its terms, then we are required to promptly terminate the Offer and the Depositary will return all Shares tendered in the Offer. Rubicon Board Recommendation. On June 27, 2022, the Rubicon Board unanimously:
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·determined that the Offer, the Distribution and the Purchase Agreement (including the transactions contemplated by the Purchase Agreement) are fair to, and in the best interests of, Rubicon and its stockholders;

•	approved the Purchase Agreement and the transactions contemplated by the Purchase Agreement, including the Offer and the Distribution; and
•	recommended that Rubicon’s stockholders accept the Offer and tender their Shares pursuant to the Offer.
See Section 11 - “Background of the Offer; Contacts with Rubicon.”
Post-Offer Rubicon Board. As a condition to and in connection with the closing of the Offer, Rubicon shall obtain the resignations of at least two directors of the Rubicon Board, such resignations to be effective as of or immediately after the closing of the Offer (the “Director Resignations”). Promptly upon the closing of the Offer and the Director Resignations, we shall be entitled to nominate two directors to the Rubicon Board, (the “Purchaser Designees”); provided, however, that until the later of the next election of directors and June 14, 2023, (i) the number of directors of the Rubicon Board after the closing of the Offer (the “Post-Offer Board”) shall remain at four; and (ii) the Post-Offer Board shall have at least two directors who are or who are nominated by directors of Rubicon existing on the date of the Purchase Agreement and who are not officers of Rubicon or any subsidiary of Rubicon (the “Pre-Existing Independent Directors”).
Pursuant to the Purchase Agreement, the compensation of the directors on the Post-Offer Board will consist of an annual cash retainer in the amount of $20,000, consistent with the current director compensation.
After the closing of the Offer, it is anticipated that the Post-Offer Board will, subject to the requisite approval of the Rubicon Board and the applicable law, cause Rubicon to delist from NASDAQ and cease to be a reporting company under the Exchange Act as promptly as practicable after the Effective Date.
Treatment of Stock Options and Restricted Stock Units. The Offer is made only for Shares and is not made for any options or other rights to acquire Shares, including stock options and unvested restricted stock units. Holders of vested but unexercised stock options to purchase Shares may exercise such stock options in accordance with the terms of the applicable stock option plan and tender some or all of the Shares issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to assure the holder of such options that the holder will have sufficient time to comply with the procedures for tendering Shares described in this Section 3 - “Procedures for Tendering Shares.” Shares issuable upon the vesting of any restricted stock units will be issued in accordance with the terms of the applicable restricted stock unit plan and award and may be tendered in the Offer. The tax consequences to holders of options exercising those securities or of vested restricted stock units are not described under Section 5 - “Certain Material U. S. Federal Income Tax Consequences.” Holders of stock options and restricted stock units should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their options or the issuance of Shares upon the vesting of restricted stock units.

Representations and Warranties. The Purchase Agreement contains customary representations and warranties made by Rubicon to us and customary representations and warranties made by us to Rubicon. The assertions embodied in those representations and warranties were made solely for purposes of the Purchase Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Purchase Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Purchase Agreement and establishing the circumstances under which the parties would have the right not to consummate the Offer under which a party may have the right to terminate the Purchase Agreement, rather than establishing matters of fact.
In the Purchase Agreement, Rubicon has made customary representations and warranties to us with respect to, among other things:
•	corporate matters related to Rubicon and its subsidiaries, such as organization, standing, power and authority;
•	its capitalization;
•	the validity of the Purchase Agreement, including approval by Rubicon Board;
•	required consents, approvals and no violations of laws, governance documents or agreements;
•	financial statements and public SEC filings;
•	internal controls and compliance with the Sarbanes-Oxley Act of 2002;
•	the maintenance of Rubicon’s books and records in accordance with GAAP;
•	the absence of a Company Material Adverse Effect (as defined in the Purchase Agreement and described below) since January 1, 2022 and the absence of certain events since March 31, 2022;
•	the absence of certain undisclosed liabilities;
•	the absence of litigation;
•	employee benefit plans, ERISA matters and certain related matters;
•	taxes;
•	material contracts;
•	properties;
•	intellectual property;
•	labor matters;
•	environmental matters;
•	compliance with laws;
•	the information contained in this Offer to Purchase, the Schedule 14D-9 and any proxy statement relating to a special meeting concerning the Transactions;
•	the opinion of its financial advisor;
•	the amendment to the Rights Agreement;
•	insurance; and
•	brokers’ fees and expenses.
Some of the representations and warranties in the Purchase Agreement made by Rubicon are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Purchase Agreement, a “Company Material Adverse Effect” means any event, occurrence, fact, condition, development or change that is, or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on (i) the business, operations, assets, liabilities, net operating losses, prospects, financial condition or results of operations of

Rubicon and Rubicon’s subsidiaries considered as a single enterprise or (ii) the ability of Rubicon to perform its obligations under the Purchase Agreement or to consummate the transactions contemplated by the Purchase Agreement. The definition of “Company Material Adverse Effect” excludes any event, occurrence, fact, condition, development or change of a state of circumstances resulting from, relating to or arising out of:
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general political, economic or market conditions or general changes or developments in the industry in which Rubicon and its subsidiaries operate to the extent that such conditions, changes or developments do not have a disproportionate impact on Rubicon and its subsidiaries, relative to the industry generally in which they operate;

•	acts of terrorism or war (whether or not declared) or natural disasters;
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the transactions contemplated by the Purchase Agreement or the announcement or performance thereof, including any negative impact on or disruption in relationships with customers, suppliers, distributors, employees or similar relationships;

•	changes in applicable laws or any applicable accounting regulations or principles or the interpretations thereof;
•	the taking of any action required by the Purchase Agreement or expressly approved or permitted in writing by us, or the failure to take any action prohibited by the Purchase Agreement;
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any failure by Rubicon to meet public or internal revenue, earnings or other projections, in and of itself; provided, however, that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure to meet published revenue, earnings or other projections shall not be excluded;

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changes in the price or trading volume of Rubicon’s stock; provided, however, that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in market price or trading volume shall not be excluded; and

•	any condition, development or circumstance disclosed in Rubicon’s SEC Reports.
In the Purchase Agreement, we have made customary representations and warranties to Rubicon with respect to, among other things:
•	corporate matters, such as organization, standing, power and authority;
•	the validity of the Purchase Agreement;
•	consents, approvals and no violations of laws, governance documents or agreements;
•	the absence of litigation;
•	the information contained in this Offer to Purchase, the Schedule 14D-9 and any proxy statement relating to a special meeting concerning the Merger;
•	brokers’ fees and expenses; and
•	sufficiency of funds.
Some of the representations and warranties we made in the Purchase Agreement are qualified as to “materiality” or “Purchaser Material Adverse Effect.” For purposes of the Purchase Agreement, a “Purchaser Material Adverse Effect” means a material adverse effect on our ability to perform our obligations under the Purchase Agreement or to consummate the Offer and the other transaction contemplated by the Purchase Agreement.
None of the representations and warranties contained in the Purchase Agreement or in any instrument delivered in connection with the Purchase Agreement survive the closing of the Offer. This limit does not apply to any covenant or agreement of the parties which by its terms contemplates performance after the effective time of the Offer.

Conduct of Business Pending Consummation of the Offer. Except as expressly permitted or required pursuant to the Purchase Agreement or otherwise with our written consent, Rubicon has agreed that, from the date of the Purchase Agreement until the consummation of the Offer, Rubicon will and will cause each of its subsidiaries to:
•	conduct its business only in the ordinary and usual course of business and consistent with past practice;
•	maintain and preserve intact their respective business organizations; and
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maintain and preserve intact their respective significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having material business relationships with them.

Except as expressly permitted or required pursuant to the Purchase Agreement or otherwise with our written consent, Rubicon has agreed also that, from the date of the Purchase Agreement until the consummation of the Offer, Rubicon will not, and will not permit its subsidiaries to do any of the following:
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other than the sale of certain high-value metals, (i) acquire, sell, lease, transfer or dispose of any assets, rights or securities that are material to the Rubicon and its subsidiaries, considered as a single enterprise, or (ii) terminate, cancel, materially modify or enter into any material commitment, transaction, line of business or other agreement;

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acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

•	amend or propose to amend its certificate of incorporation or bylaws or, in the case of Rubicon’s subsidiaries, their respective constituent documents;
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other than as contemplated by the Purchase Agreement, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

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purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with (i) the relinquishment of shares by former or current employees and directors of Rubicon in payment of withholding tax upon the vesting of restricted stock units or (ii) the cashless or net exercise of stock options;

•	split, combine or reclassify any outstanding shares of its capital stock;
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except for any Company Common Stock issuable upon exercise of any stock options outstanding on the date hereof (or granted after the date hereof as permitted by the Purchase Agreement) or pursuant to the Rights Agreement, and the vesting of restricted stock awards granted prior to the execution of the Purchase Agreement, issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by Rubicon or any of its subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date of the Purchase Agreement;

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other than as contemplated by the Purchase Agreement, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, except indebtedness incurred or guaranteed in the ordinary course of business;

•	make any loans or advances, except to or for the benefit of employees of Rubicon or its subsidiaries in the ordinary course of business;
•
except to the extent required in a written contract or agreement in existence as of the date of this Agreement or as set forth in information made available to us: (i) grant or increase any severance or termination pay to any current or former director, executive officer or employee of Rubicon or any of its subsidiaries; (ii) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, executive officer or employee of Rubicon of any of its subsidiaries; (iii) increase the benefits payable under any existing severance or termination pay policies or employment agreements; (iv) increase the compensation, bonus or other benefits of current or former directors or executive officers of Rubicon or it’s a subsidiaries, or of employees of Rubicon or its subsidiaries; (v) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan (other than as required by applicable law); (vi) provide any material benefit to a current or former director, executive officer or employee of Rubicon or its subsidiaries not required by any existing agreement or employee benefit plan; or (vii) take certain other actions that would result in its incurring any obligation for similar payments or benefits payable to the director, executive officer or employee of Rubicon or any of its subsidiaries;
•	except as required by applicable law or by GAAP, make any changes in accounting methods or practices;
•
other than in the ordinary course of business consistent with past practice, make any changes in its reporting for taxes except as required by applicable law; change or rescind any tax election; make any change to its method of reporting income, deductions, or other tax items for tax purposes; settle or compromise any tax liability; or enter into any transaction outside the ordinary course of business if such transaction would give rise to a material tax liability;

•
settle, compromise or otherwise resolve any litigation or other legal proceedings outside the ordinary course of business consistent with past practice or as would result in any liability in excess of the amount reserved therefor or reflected on Rubicon’s balance sheets as contained in the Company SEC Reports and as would not have a Company Material Adverse Effect;

•	other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities;
•	make or commit to make any material capital expenditures;
•
enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts Rubicon or its subsidiaries, or that would reasonably be expected to, after the consummation of the Offer, materially limit or restrict Rubicon or its subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Rubicon or any of its Subsidiaries;

•
take or permit, or cause to take or permit, any action or event that reasonably could be expected to have an impact on Rubicon’s net operating losses (“NOLs”) which would cause a Company Material Adverse Effect; or

•	take or agree to take any of the above actions.
Access to Information. From the date of the Purchase Agreement until the consummation of the Offer, Rubicon will and will cause its subsidiaries to provide us and our representatives reasonable access during normal business hours to Rubicon’s and its subsidiaries’ officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish us all financial, operating and other data and information as we may reasonably request.
No Solicitation. From the date of the Purchase Agreement until the consummation of the Offer or, if earlier, the termination of the Purchase Agreement in accordance with its terms, Rubicon shall not, nor shall it permit any of its subsidiaries or representatives to, directly or indirectly;
•	solicit, initiate, or knowingly take any action to facilitate or encourage the submission of, any Takeover Proposal (as defined below);
•
approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing);

•
participate or engage in any discussions or negotiations regarding, or furnish or afford access to any person any information with respect to, or knowingly take any action to facilitate or encourage any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal;

•	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Rubicon or its subsidiaries; or
•
fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to us, Rubicon’s recommendations in favor of the Offer, the Purchase Agreement and the transactions contemplated by the Purchase Agreement.

Notwithstanding the foregoing, in response to an unsolicited written Takeover Proposal from a third party that the Rubicon Board determines in good faith (after receiving the advice of its outside counsel) is, or is reasonably likely to result in or lead to, a Superior Proposal (as defined below) and that the failure to take such action would create a material risk of a breach by the Rubicon Board of its fiduciary duties to the Rubicon stockholders under applicable law, Rubicon and its representatives may (i) furnish information with respect to Rubicon and its subsidiaries to the person making such Takeover Proposal and its representatives pursuant to an appropriate confidentiality agreement and (ii) conduct such additional discussions as the Rubicon Board shall determine.
In addition, nothing shall prohibit Rubicon or the Rubicon Board from (i) taking and disclosing to the holders of Company Common Stock a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e 2(a) promulgated under the Exchange Act or (ii) from making any disclosure to the holders of Company Common Stock, if in the good faith judgment of the Rubicon Board (after consultation with outside counsel), failure to do so would be inconsistent with its obligations under applicable law; provided that the Rubicon Board shall not recommend that the stockholders of Rubicon tender their Company Common Stock in connection with any such tender or exchange offer unless the Rubicon Board determines in good faith that such Takeover Proposal constitutes a Superior Proposal.
In the event of any Takeover Proposal, Rubicon shall (i) promptly notify us orally and in writing of any request for information with respect to any Takeover Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the person making the same; (ii) contemporaneously with furnishing any non-public information concerning the Rubicon’s business, present or future performance, financial condition or results of operations, to any third party with respect to any Takeover Proposal, furnish or make available such information to us to the extent such information has not been previously provided to us, (iii) provide to us three business days’ written notice prior to (A) withholding, withdrawing, amending or modifying in a manner adverse to us, or publicly proposing to withhold, withdraw, amend or modify in a manner adverse to us recommendations in favor of the Offer, the Purchase Agreement and the transactions contemplated by the Purchase Agreement or (B) entering into a binding written agreement concerning a transaction that constitutes a Superior Proposal, advising us that the Rubicon Board intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Rubicon Board and the identity of the person making the proposal; and (iv) if we shall make a counterproposal following delivery of written notice of a Takeover Proposal or Superior Proposal, consider and cause its financial and legal advisors to consider in good faith the terms of such counterproposal.
For purposes of the Purchase Agreement, “Takeover Proposal” means any bona fide proposal or offer (and not withdrawn) from any person (other than us) relating to any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving the Rubicon or any of its subsidiaries of (i) the assets or businesses that constitute or represent 20.0% or more of the total revenue, operating income, or fair market value of the assets of Rubicon and its subsidiaries, taken as a whole, or (ii) 20.0% or more of the outstanding shares of Company Common Stock, in each case other than the Offer.
For purposes of the Purchase Agreement, “Superior Proposal” means, subject to certain limitations, any bona fide written offer (which is not withdrawn) in respect of (i) any transaction as a result of which the holders of Company Common Stock cease to own at least a 45.0% of the voting securities, on a fully diluted basis, of the ultimate parent entity resulting from such transaction or sale of all or substantially all of the assets of Rubicon, or (ii) a merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, or other similar transaction involving the acquisition of at least 35% of the outstanding Company Common Stock, on a fully diluted basis, that in any such case provides for consideration to the holders of Company Common Stock consisting of cash, securities or both cash and securities, and is on terms that the Rubicon Board determines in its good faith judgment (after receipt of the advice of its financial advisor and outside counsel), taking into account all relevant factors, including the price, form of consideration, closing conditions, legal and regulatory requirements, the ability to finance the proposal, anticipated timing of and prospects for consummating the transaction contemplated by the proposal, the identity of the party making the proposal and other aspects of the proposal that the Rubicon Board deems relevant, (A) would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the Offer (including the terms of any proposal by us to modify the terms of the Offer) and (B) is reasonably capable of being completed on the terms proposed.
Indemnification of Rubicon Directors and Officers. All rights to indemnification existing in favor of all past directors and officers of Rubicon and officers and directors of Rubicon existing as of the consummation of the Offer (“Indemnified Persons”), as provided in Rubicon’s the certificate of incorporation or bylaws and other agreements in effect as of the date of the Purchase Agreement, including provisions with respect to the advancement of expenses, shall remain continue in full force and effect.
For a period of six years after the consummation of the Offer, Rubicon is required to indemnify, defend and hold harmless all Indemnified Persons to the full extent permitted by applicable law as of the date of the Purchase Agreement, against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of such Indemnified Persons’ acts or omissions in their capacities as directors or officers of Rubicon or its subsidiaries occurring at or prior to the consummation of the Offer.
For six years after the completion of the Offer and, subject to certain limitations, Rubicon is required to maintain for the benefit of Rubicon’s directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the consummation of the Offer, that is substantially equivalent to, and no less favorable in the aggregate than, Rubicon’s policies in effect on the date of the Purchase Agreement. Rubicon is not required to pay premiums in excess of 150% of the current premium (the “Maximum Premium”) to obtain such insurance, provided that if the cost of such insurance would exceed the Maximum Premium, Rubicon is required to obtain as much coverage as can be obtained for payment of the Maximum Premium, and such requirements will be deemed to have been satisfied if Rubicon obtains prepaid policies prior to the effective time of the Merger.
Other Covenants; Standard of Efforts. The Purchase Agreement contains other covenants, including, but not limited to, covenants relating to access to information, takeover statutes, Section 16 matters, Section 14(f) matters, director resignations and appointments, public announcements, further assurances, notices of certain events, payment of a dividend following the closing of the Offer and preservation of Rubicon’s net operating losses. Rubicon and we have agreed to use our reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Offer and the other the transactions contemplated by the Purchase Agreement, including (i) obtaining all material consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties of the transactions contemplated by the Purchase Agreement; (ii) the taking of all steps as may be necessary to obtain any material approval or waiver from, or to avoid an action or proceeding by, a governmental authority; (iii) the obtaining of all material necessary consents from third parties; (iv) contesting and resisting of any action, including any legislative, administrative or judicial action, and seeking to have vacated, lifted, reversed or overturned, any judgment (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the transactions contemplated by the Purchase Agreement; and (v) the execution and delivery of any additional instruments necessary to consummate the contemplated transactions and to fully carry out the purposes of the Purchase Agreement.
Termination. The Purchase Agreement provides that it may be terminated and the Offer may be abandoned at any time prior to the closing of the Offer:
•	by mutual written agreement of Rubicon and us;
•
by either Rubicon or us, if (i) we have not accepted for payment and paid for the Shares pursuant to the Offer in accordance with the terms of the offer on or prior to September 15, 2022; or (ii) the Offer is terminated or withdrawn pursuant to its terms and the terms of the Purchase Agreement without Shares being purchased thereunder; provided, however, that the right to terminate the Purchase Agreement on these bases shall not be available to any party whose failure to fulfill any obligation under the Purchase Agreement has been the cause of, or resulted in, either such events;

•
by either Rubicon or us, if any judgment, ruling, order, writ, injunction or decree (“Judgment”) issued by a court of competent jurisdiction or by any federal, state, local or foreign governmental or regulatory authority, or any state or federal statute, law, ordinance, rule, judgment, decree or regulation (“Law”) or other legal restraint or prohibition making the Offer illegal or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate the Purchase Agreement pursuant on this basis shall have used any efforts required under the Purchase Agreement to resist, lift or resolve such Judgment, Law or other legal restraint or prohibition;

•
by us prior to the acceptance of Shares for payment in the Offer, if Rubicon shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Purchase Agreement, which breach or failure to perform (i) would give rise to the failure of a condition to the Offer and (ii) is incapable of being cured or has not been cured by Rubicon prior to the earlier of (a) within 30 calendar days after written notice has been given by us to Rubicon of such breach or failure to perform or (b) the closing of the Offer;

•
by Rubicon, if prior to the acceptance of Shares for payment in the Offer, (i) Rubicon is in compliance with its obligations related to Takeover Proposals, (ii) the Rubicon Board has received a Superior Proposal, and (iii) the Rubicon Board concurrently approves, and Rubicon immediately after termination of the Purchase Agreement enters into, a definitive agreement providing for the implementation of such Superior Proposal; or

•
by Rubicon, if we have breached or failed to perform in any material respect any of our representations, warranties, covenants or other agreements contained in the Purchase Agreement, which breach or failure to perform (i) has had or would reasonably be expected to have a Purchaser Material Adverse Effect, and (ii) is incapable of being cured or has not been cured by us prior to the earlier of (a) within 30 calendar days after written notice has been given by Rubicon to us of such breach or failure to perform and (b) the closing of the Offer.

Upon the termination of the Purchase Agreement, the Purchase Agreement shall forthwith become null and void, except for certain provisions described in the Purchase Agreement relating to confidentiality and termination fees. No party shall be relieved of any liability for any material breach of, or fraud in connection with, the Purchase Agreement.
Fees and Expenses; Termination Fee. Except as detailed below, the Purchase Agreement provides that all fees and expenses incurred in connection with the Offer and transactions contemplated by the Purchase Agreement will be paid by the parties incurring such fees and expenses.
If the Purchase Agreement is terminated as a result of Rubicon’s material breach or failure to perform of any of its representations, warranties, covenants or other agreements contained in the Purchase Agreement and subsequent failure to cure such breach as provided in the Purchase Agreement, Rubicon shall (i) reimburse us for our fees, costs and expenses incurred in connection with the negotiation and performance of our obligations under the Purchase Agreement in an amount not to exceed $200,000 and (ii) pay us a termination fee in an amount not to exceed $500,000 (the “Breach Termination Fee”); provided, that any expense reimbursement paid by Rubicon will be credited against the Breach Termination Fee.
If the Purchase Agreement is terminated as a result of Rubicon’s approval of and entering into an agreement implementing a Superior Proposal, Rubicon shall (i) reimburse us for our fees, costs and expenses incurred in connection with the negotiation and performance of our obligations under the Purchase Agreement in an amount not to exceed $500,000 and (ii) pay us a termination fee (the “Superior Termination Fee”) in an amount equal to $750,000; provided, that any expense reimbursement paid by Rubicon will be credited against the Superior Termination Fee.
If the Purchase Agreement is terminated as a result of our material breach or failure to perform any of our representations, warranties, covenants or other agreements contained in the Purchase Agreement and subsequent failure to cure such breach as provided in the Purchase Agreement, we shall reimburse Rubicon for its fees, costs and expenses incurred in connection with the negotiation and performance of its obligations under the Purchase Agreement in an amount not to exceed $500,000.

Remedies. The reimbursement of fees, costs and expenses and payment of the Termination Fee shall be the sole and exclusive remedies of either party under the Purchase Agreement, other than the costs of recovery incurred in enforcing a party’s rights to the reimbursement of costs, fees and expenses described above or the Termination Fee.
Amendment. Subject to applicable laws and subject to the other provisions of the Purchase Agreement, the Purchase Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of Rubicon and us; provided, however, that after the closing of the Offer, any amendment must be approved by the Pre-Existing Independent Directors.
Third Party Beneficiaries. Except, from and after the closing of the Offer, for the rights of Indemnified Parties, the Purchase Agreement is not intended to, and will not, confer upon any other person any rights or remedies.
The Tender and Voting Agreements
In addition, Rubicon and Purchaser have entered into certain Tender and Voting Agreements (the “Tender and Voting Agreements”) with each of the Principal Stockholders. Pursuant to the Tender and Voting Agreements, each Principal Stockholder has agreed, among other things, (i) to tender its Shares in the Offer; (ii) to vote (or caused to be voted) its Shares in favor of approving each of the transactions contemplated by the Purchase Agreement, (iii) to vote (or cause to be voted) its Shares against any action or transaction that is intended or reasonably expected to impede, interfere with, delay, discourage or adversely affect any other transaction contemplated by the Purchase Agreement or Tender and Voting Agreements; and (iv) to restrictions on the transfer of any Shares held by such Principal Stockholder after completion of the Offer which, if a Principal Stockholder owns 5% or more of the Shares, will prohibit any sale, transfer, tender, pledge, encumbrance, assignment or other disposition of such Shares by such Principal Stockholder for a period of three years after the date of the Tender and Voting Agreements. To facilitate performance of the Tender and Voting Agreements, the Principal Stockholders have granted us a proxy to vote each Principal Stockholder’s Shares, on its behalf, with respect to the above matters only.
Confidentiality and Non-Disclosure Agreement
The provisions of (i) the Confidentiality and Non-Disclosure Agreement dated May 3, 2022 between us and Rubicon (the “Initial Confidentiality Agreement“) and (ii) the Confidentiality and Non-Disclosure Agreement dated May 16, 2022 between us and Rubicon (the “Second Confidentiality Agreement“ and together with the Initial Confidentiality Agreement, the “Confidentiality Agreements“)provides, among other things, that, in connection with an evaluation relating to a potential relationship, cooperation or transaction, each of Janel and Rubicon would keep all confidential information relating to the other party confidential and would not disclose such information to any other persons (except to representatives of either party who were actively and directly participating in the evaluation or who otherwise had a need to know such information for the purpose of the evaluation, or as required by law) without the consent of the other party.
13	Purpose of the Offer; Plans for Rubicon
The purpose of the Offer is for us to acquire a significant ownership interest in Rubicon, together with representation on Rubicon’s Board, in an attempt to (i) restructure the Rubicon business to achieve profitability and (ii) assist Rubicon in utilizing its NOL carry-forward assets. We will also encourage Rubicon to look at other business opportunities to enhance stockholder value without adversely affecting Rubicon’s NOLs under Section 382 of the Code. The following are some of the plans for and reasons why we believe that Rubicon can enhance stockholder value through repositioning the Rubicon business and our cost-cutting strategy:
•
By delisting Rubicon’s Company Common Stock and suspending its registration under the Exchange Act, we believe (i) Rubicon’s direct, out-of-pocket costs resulting from its reporting and other obligations under the Exchange Act, the Sarbanes-Oxley Act, NASDAQ and related public reporting company requirements can be reduced significantly generating cash flow for reinvestment in and repositioning of Rubicon’s business and (ii) that Rubicon’s management team, which currently spends a significant amount of time on activities related to compliance with the Exchange Act and Sarbanes-Oxley Act, will have more time to devote to repositioning and rejuvenating Rubicon’s business.

•
Rubicon has an approximately $189 million net operating loss carry-forward that may be used to offset taxes otherwise payable on future taxable income and generate cash flow which can be used to for further reinvestment in and repositioning of Rubicon’s business. Because our investment is limited to 45.0% of the issued and outstanding Company Common Stock, our investment should not impair or reduce Rubicon’s use of those net operating loss carry-forwards under Section 382 of the Code.

Upon the completion of the Offer, we will appoint two of the four members of the Rubicon Board, as described above. In addition, two members of the Rubicon Board will resign from the Rubicon Board. See
Section 12 - “Transaction Documents - The Purchase Agreement - Post-Offer Rubicon Board.”
Except as described above or elsewhere in this Offer to Purchase, we have no present plans or proposals that would relate to or result in any change in the Rubicon Board or management or any other material change in Rubicon’s corporate structure or business. Because of the limitations imposed by Section 382 of the Code, we would also be prohibited from acquiring any further significant stake in Rubicon for three years after the consummation of the Offer.
Any statements contained in foregoing that are not historical facts, and the assumptions underlying such statements, are forward-looking statements. Words and phrases such as “further,” “would,” “will,” “vision,” “will be,” “coming,” “further,” “plans,” “would not,” and similar expressions as they relate to us or Rubicon are intended to identify such forward-looking statements. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Forward-looking statements in the foregoing section include statements concerning the Rubicon’s future operations, business and brands, the profitability thereof, any increased cash flow anticipated from our cost cutting measures, the availability or use of Rubicon’s net operating loss carry-forwards to generate cash flow and the effectiveness of measures taken to protect Rubicon’s net operating loss carry-forwards. Actual events or results may differ materially from those described due to a number of risks and uncertainties. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of their respective dates. We are not obligated, and do not intend, to update these forward-looking statements to reflect events or circumstances after the date of this document.
14	Dividends and Distributions
We have been advised that Rubicon has never paid cash dividends on its Company Common Stock. Under the terms of the Purchase Agreement, Rubicon is not permitted to declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) without our prior approval.
Prior to completion of the Offer, the Rubicon Board will authorize and approve a return of capital to Rubicon’s shareholders (including us) in an amount of $11.00 per share of Rubicon’s common stock in the form of a distribution payment to be paid to the stockholders of Rubicon (including us), to be effective immediately following the closing of the Offer.
15	Conditions of the Offer
Notwithstanding any other provision of the Offer or the Purchase Agreement, we will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) promulgated under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer and, subject to the terms of the Purchase Agreement, may terminate or amend the Offer, if, immediately prior to any expiration of the Offer:
•	the Minimum Condition has not been satisfied;
•
consummation of the Offer would result, or be reasonably likely to result in, a reduction or impairment of Rubicon’s net operating losses of Rubicon under the provisions of Section 382 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses;

•	Rubicon has any indebtedness for borrowed money, other than a mortgage on owned real property (excluding liabilities reflected on Rubicon’s balance sheet as of March 31, 2022);
•	Rubicon does not have cash, cash equivalents and marketable securities in the amount of at least $26,600,000 prior to accounting for certain cost and expenses related to consummation the Offer;

•	Jefferson Gramm and Susan M. Westphal shall have not resigned as directors of Rubicon and such vacancies filled by individuals designated by us;
•	there is a Law, regulation, injunction, Judgment or order by a governmental entity or court in effect that would make the Offer illegal or otherwise prohibit the consummation of the Offer;
•
all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with any governmental authority or other third party that are necessary to be obtained or made in connection with the consummation of the Offer, have not been obtained or made;

•
the representations and warranties of Rubicon in the Purchase Agreement are not true and correct except as would not have a material adverse effect on Rubicon, or in some cases in all material respects, as of the date of the Purchase Agreement and the Expiration Date;

•
Rubicon has not performed in all material respects any obligation nor complied in all material respects with any agreement or covenant of Rubicon to be performed or complied with by it under the Purchase Agreement prior to the Expiration Date;

•
a change, event, effect, occurrence or development, individually or in the aggregate, has occurred since the date of the Purchase Agreement that has had or would reasonably be expected to have a Company Material Adverse Event; or

•	the Purchase Agreement has been terminated in accordance with its terms.
The foregoing conditions are for our sole benefit, may be asserted regardless of the circumstances giving rise to any such conditions and may be waived by us in whole or in part at any time and from time to time prior to the expiration of the Offer, and in our sole discretion, in each case subject to the provisions of the Purchase Agreement. Any reference in the Offer to Purchase to a condition or requirement being satisfied will be deemed to be satisfied if such condition or requirement is waived. The foregoing conditions will be in addition to, and not a limitation of, our rights to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Purchase Agreement. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Offer.
16	Certain Legal Matters; Regulatory Approvals
General. As described in this Section 16, we are not aware of any pending legal proceeding relating to the Offer. As described in this Section 16, based on our examination of information provided by Rubicon, publicly available information filed by Rubicon with the SEC and other publicly available information concerning Rubicon, we are not aware of any governmental license or regulatory permit that appears to be material to Rubicon’s business that might be adversely affected by our acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated herein. Should any such approval or other action be required, we currently contemplate that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. While we do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Rubicon’s business, or certain parts of Rubicon’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15- “Conditions of the Offer.”
Litigation. Based on our examination of information provided by Rubicon, publicly available information filed by Rubicon with the SEC and other publicly available information concerning Rubicon, Rubicon is not currently a party to any litigation that Rubicon believes, if determined adversely to it, would have a material adverse effect on its financial condition, results of operations, or cash flows.
State Takeover Laws. A number of states (including Delaware, where Rubicon is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

Section 203 of the DGCL (which we refer to as “Section 203”) restricts an “interested stockholder” (including a person who has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Rubicon Board has represented that it has approved the Purchase Agreement and the transactions contemplated by the Purchase Agreement, including the Offer, as required to render Section 203 of the DGCL inapplicable to the Offer.
Except as described herein, we are not aware of any other state takeover laws or regulations which are applicable to the Offer and have not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offeror other business combination between us or any of our affiliates and Rubicon, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 - “Conditions of the Offer.”
Other Regulatory Requirements. Based upon our examination of publicly available information concerning Rubicon, it appears that Rubicon and its subsidiaries do not conduct business outside of the United States.
Appraisal Rights. Appraisal rights are not available to holders of Shares in connection with the Offer.
17	Fees and Expenses
We have retained Alliance Advisors, LLC, to act as the Information Agent and American Stock Transfer & Trust Company, LLC, to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, electronic mail, telephone, other methods of electronic communication and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominees to forward materials relating to the Offer to beneficial owners.
The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under U.S. federal securities laws.
We will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.
18	Miscellaneous
We are not aware of any jurisdiction where the making of the Offer or acceptance of the Shares is prohibited by any administrative or judicial action pursuant to any valid statute. If we become aware of any valid statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that statute. If, after a good faith effort, we cannot comply with the statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.
We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Securities and Exchange Commission in the manner described in Section 9- “Certain Information Concerning Purchaser and Certain Related Parties” of this Offer to Purchase.
Janel Corporation
July 13, 2022

SCHEDULE I

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF PURCHASER AND CERTAIN RELATED PARTIES

JANEL CORPORATION
Purchaser. Set forth below are the name and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Purchaser. All directors and executive officers listed below are citizens of the U.S, except Gerard van Kesteren who is a citizen of Switzerland.
Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years	Business Address
Dominique Schulte, Chief Executive Officer, Chair of the Board
Has served as a director since November 2015 and as Board Chair since May 8, 2018. Since October 1, 2018, Ms. Schulte has served as the Company’s President and Chief Executive Officer. Ms. Schulte practiced law at Simpson Thatcher & Bartlett LLP in New York, from 1999 through 2009, where she specialized in corporate and securities law and oversaw a number of successful securities transactions. Ms. Schulte is the managing member of Oaxaca Group, LLC (“Oaxaca”), which is the Company’s largest individual shareholder.
c/o Janel Corporation 80 Eighth Avenue New York, NY 10011

Brendan J. Killackey, Director, Chief Information Officer
Elected to our board of directors in September 2014 and served as Chief Executive Officer from February 2015 through September 2018. Since October 1, 2018, Mr. Killackey has served as our Chief Information Officer. Mr. Killackey previously owned Progressive Technology Partners, LLC, a technology consultancy firm, which he founded in 2001.
c/o Janel Corporation 80 Eighth Avenue New York, NY 10011

Gerard van Kesteren, Director
Elected to our board of directors in November 2015. From 1999 until 2014, Mr. van Kesteren served as the Chief Financial Officer of Kuehne + Nagel Group, an international freight forwarder and leading global provider of innovative and fully integrated supply chain solutions. Mr. van Kesteren has served as a director of Gategroup Holding AG since April 2015. Mr. van Kesteren serves as the chair of the Audit Committee.
c/o Janel Corporation 80 Eighth Avenue New York, NY 10011

John J. Gonzalez, II, Director
Elected to our board of directors in June 2016. Prior to that, he was a Senior Managing Director of Janel Group, following the August 2014 purchase by the Company of Alpha International and President Container Lines (“Alpha/PCL”), which he co-founded in 1979. Mr. Gonzalez has been involved in the transportation business since 1969. Mr. Gonzalez serves as chair of the Compensation Committee.
c/o Janel Corporation 80 Eighth Avenue New York, NY 10011

Gregory J. Melsen, Director
Elected to our board of directors in January 2018. Prior to that, he was Chief Financial Officer and Vice President of Human Resources for Healthsense, Inc., a leading provider of passive remote monitors for seniors from 2014 to 2015; and was Vice President-Finance, Treasurer and Chief
c/o Janel Corporation 80 Eighth Avenue New York, NY 10011

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years	Business Address

Financial Officer of Techne Corporation (now Bio-Techne Corporation), a holding company for biotechnology and clinic diagnostic brands. He also served as Interim Chief Executive Officer of Techne Corporation from December 2012 through March 2013. Mr. Melsen has over 40 years of business experience, primarily in the accounting and finance areas. He has served as Chief Financial Officer at a number of companies and has 19 years of public accounting experience, including nine years as partner at Deloitte. Mr. Melsen serves as Chair of the Nominating and Governance Committee.

Karen Miller Ryan, Director
Elected to our board of directors in October 2021. Since 2019, she has been a freelance consultant Prior to that, she served as Vice President of Global Marketing and Vice President of the Antibody Business Unit of Bio-Techne, a public global life science business from 2014 until 2019. From 1996 until 2014, Ms. Miller Ryan was the founder and Chief Executive Officer of Novus Biologicals, a private research reagent company, which she successfully grew until its sale to Bio-Techne.
c/o Janel Corporation 80 Eighth Avenue New York, NY 10011

Vincent A. Verde, Principal Financial Officer, Treasurer and Secretary
Principal Financial Officer, Treasurer and Secretary of the Company and has served in such capacities since May 2018. From February 2018 to May 2018, Mr. Verde served as Controller of the Company. From January 2018 to February 2018, Mr. Verde served as a consultant for the Company. Prior to joining the Company, from December 2016 to February 2017, Mr. Verde served as a consultant for Xylem Inc., a publicly traded manufacturer and servicer of engineered solutions. Mr. Verde served from November 2014 to November 2016 as Subsidiary Controller for Teledyne Bolt, Inc., a developer, manufacturer and distributor of marine seismic data acquisition equipment and underwater remotely operated robotic vehicles and subsidiary of Teledyne Technologies Inc. (“Teledyne”). From January 2012 to November 2014, Mr. Verde served as Vice President and Corporate Controller for Bolt Technology Corporation, a then-publicly traded manufacturer and distributor of geophysical equipment and industrial clutches, which was acquired by Teledyne in November 2014. Mr. Verde has 17 years of public accounting experience, including eight years as Audit manager at Deloitte.
c/o Janel Corporation 80 Eighth Avenue New York, NY 10011

The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:
The Depositary for the Offer is:
By Mail:	By Overnight Courier:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219
Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
Alliance Advisors, LLC 200 Broadacres Drive Bloomfield, New Jersey 07003 Shareholders, Banks and Brokers Call Toll-Free: (877) 587-2031 rbcn@allianceadvisors.com